UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
__________________________

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☒	Definitive Proxy Statement
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☐	Soliciting Material under Rule 240.14a-12
___________________________
VIEW, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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NOTICE OF THE 2022 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of View, Inc.:

The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of View, Inc. will be held in a virtual format only, on Thursday, December 15, 2022, at 9:00 a.m., Pacific Time, for the following purposes as more fully described in the proxy statement:

(1)To elect the six director nominees named in the proxy statement, each for a term expiring at the next Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until such director’s earlier death, resignation or removal;

(2)To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2022;

(3)To approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of our named executive officers;

(4)To approve, on a non-binding advisory basis, the compensation of the named executive officers; and

(5)To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Only stockholders of record as of the close of business on October 28, 2022, the record date, are entitled to receive notice of the Annual Meeting and to vote at the Annual Meeting or any adjournments or postponements thereof.

We cordially invite you to attend the virtual Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares in advance using one of the methods described in this proxy statement to ensure that your vote will be represented at the Annual Meeting. To attend, vote, and submit questions at the Annual Meeting, please log in to www.virtualshareholdermeeting.com/VIEW2022 using the control number on your proxy card or voting instruction form. You may revoke your proxy and reclaim your right to vote at any time prior to its use at the Annual Meeting. The proxy statement includes information on what you will need to attend the virtual Annual Meeting.

By Order of the Board of Directors,

/s/ Toby Cosgrove
Toby Cosgrove
Chairman of the Board
November 9, 2022

The accompanying proxy statement is dated November 9, 2022, and is first being mailed to our stockholders on or about November 10, 2022.

AVAILABILITY OF PROXY MATERIALS

This proxy statement is dated November 9, 2022, and is first being mailed to our stockholders on or about November 10, 2022. Certain stockholders, in accordance with their prior requests, may have received an email with instructions on how to access our proxy materials and vote via the Internet, or have been mailed paper copies of our proxy materials and a proxy card or voting form. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in this proxy statement.

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on December 15, 2022

Our Annual Report on Form 10-K for the year ended December 31, 2021, and this proxy statement are available at www.virtualshareholdermeeting.com/VIEW2022.

PROXY STATEMENT

This proxy statement contains information relating to the solicitation of proxies by the Board of Directors (the “Board”) of View, Inc. (“View” or the “Company”) for use at our 2022 Annual Meeting of Stockholders (the “Annual Meeting”) or any adjournment or postponement thereof. Our Annual Meeting will be held in a virtual format only, on Thursday, December 15, 2022, at 9:00 a.m., Pacific Time. To attend, vote, and submit questions at the 2022 Annual Meeting, please log in to www.virtualshareholdermeeting.com/VIEW2022 using the control number on your proxy card or voting instruction form.

Only stockholders of record as of the close of business on October 28, 2022 (the “record date”), are entitled to receive notice of the Annual Meeting and to vote during the Annual Meeting or any adjournments or postponements of the Annual Meeting. As of the record date, there were 221,505,840 shares of View common stock issued and outstanding and entitled to vote at the Annual Meeting. Our principal executive offices are located at 195 South Milpitas Blvd., Milpitas, California, 95035. This proxy statement is dated November 9, 2022, and is first being mailed to our stockholders on or about November 10, 2022.

INFORMATION ABOUT THE ANNUAL MEETING

Annual Meeting Proposals

Proposal	Matter	Board Vote Recommendation
1	Election of Directors	FOR EACH NOMINEE
2	Ratification of the Selection of PricewaterhouseCoopers LLP as Independent Auditor for 2022	FOR
3	Non-Binding Advisory Vote on the Frequency of the Non-Binding Advisory Vote on Executive Compensation	ONE YEAR
4	Non-Binding Advisory Vote on Executive Compensation	FOR

Voting Matters

Quorum. The holders of at least 110,752,921 shares (a majority of shares issued and outstanding and entitled to vote on the record date) must be present at the Annual Meeting or represented by proxy to conduct business at the Annual Meeting. Both abstentions and broker non-votes will be counted for the purpose of determining the presence of a quorum.

Voting by Stockholders of Record. If you are a stockholder of record (your shares are registered directly in your name with our transfer agent), you may vote by proxy via the Internet by following the instructions in this Proxy Statement. If you receive printed copies of the proxy materials by mail, you may also vote by proxy via the Internet, by telephone, or by mail by following the instructions provided on the proxy card. Stockholders of record who virtually attend the Annual Meeting may vote during the Annual Meeting by visiting www.virtualshareholdermeeting.com/VIEW2022, entering the applicable control number, and following the instructions on the Annual Meeting website.

Voting by Beneficial Owners. If you are a beneficial owner of shares (your shares are held in the name of a brokerage firm, bank, or other nominee), you may vote by proxy by following the instructions provided in this Proxy Statement, voting instruction form, or other materials provided to you by the brokerage firm, bank, or other nominee that holds your shares. If you do not provide specific voting instructions to the nominee that holds your shares, such nominee will have the authority to vote your shares only with respect to the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm (such proposal is considered a “routine” matter under Nasdaq rules), and your shares will not be voted and will be considered “broker non-votes” with respect to the other proposals (such proposals are considered “non-routine” matters under Nasdaq rules). To vote during the Annual Meeting, you must obtain a legal proxy from the brokerage firm, bank, or other nominee that holds your shares.

Changing Your Vote. You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), by signing and returning a new proxy card with a later date, or by attending and voting during the Annual Meeting. Your virtual attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again during the Annual Meeting or specifically request in writing that your prior proxy be revoked.

Votes Required to Adopt Proposals. Each share of our common stock outstanding on the record date is entitled to one vote on each of the six director nominees and one vote on each other matter. To be elected, each director nominee must receive a plurality of the votes cast. Approval of each other matter on the agenda requires the affirmative vote of the holders of a majority of the total number of shares of common stock present at the meeting in person or represented by proxy and entitled to vote on such matter, voting as a single class. As of October 28, 2022, the record date, there were 221,505,840 shares of View common stock issued and outstanding and entitled to vote at the Annual Meeting.

Effect of Abstentions and Broker Non-Votes. For Proposal 1, the election of directors, broker non-votes (shares held by brokers that do not have discretionary authority to vote on a proposal and have not received voting instructions from their clients) and abstentions will not count as votes cast and will have no impact on whether such proposal is approved. For Proposal 2, abstentions will be counted as present and entitled to vote and will have the same effect as votes “against” such proposal. Brokers will have discretionary authority to vote on Proposal 2, since it is considered a routine matter under Nasdaq rules. For Proposals 3 and 4, broker non-votes will not be counted as present and entitled to vote and will have no impact on whether such proposals are approved, and abstentions will be counted as present and entitled to vote and will have the same effect as votes “against” such proposals.

Voting Instructions. If you complete and submit a proxy with voting instructions, the persons named as proxy holders will follow your instructions. If you are a stockholder of record and submit a proxy without voting instructions, or if your instructions are unclear, the persons named as proxy holders will vote as the Board recommends on each proposal. With respect to any other matters properly presented at the Annual Meeting, the persons named as proxy holders will vote as recommended by our Board, or if no recommendation is given, in their own discretion.

Proxy Solicitation

The solicitation of proxies is made by the Company. We will pay for the cost of soliciting proxies. Our directors, officers, and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email, or otherwise. As is customary, we will reimburse brokerage firms, banks, and other nominees for forwarding our proxy materials to each beneficial owner of common stock held of record by them.

Attending the Annual Meeting

We are pleased to welcome stockholders to our Annual Meeting. The Annual Meeting will be held in a virtual format only to provide a safe experience for our stockholders and employees. We have designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting.

To attend and vote at the Annual Meeting, please visit www.virtualshareholdermeeting.com/VIEW2022 and follow the instructions included in this Proxy Statement, on your proxy card, or in the email you received regarding our proxy materials. Online access to the Annual Meeting will begin approximately 15 minutes prior to the start of the Annual Meeting. Please see “Attending the 2022 Annual Meeting of Stockholders of View, Inc.” below for additional information.

The Business Combination

On the March 8, 2021, View, Inc. (formerly known as CF Finance Acquisition Corp. II (“CF II”)), consummated the initial business combination (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, PVMS Merger Sub, Inc. (“Merger Sub”), and View Operating Corporation (formerly known as View, Inc. (“Legacy View”)). As contemplated by the Merger Agreement, Merger Sub merged with and into Legacy View, with Legacy View continuing as the surviving entity and as a wholly owned subsidiary of CF II (the “Merger”).

On March 5, 2021, CF II’s stockholders, at a special meeting of CF II, approved and adopted the Merger Agreement, and approved the Business Combination proposal and the other related proposals presented in the related Proxy Statement and the Supplement thereto.

At the Effective Time (as defined below),

(1)each share of Legacy View capital stock that was issued and outstanding immediately prior to the effective time of the Business Combination (the “Effective Time”) (other than any shares of Legacy View capital stock held by a Legacy View stockholder who validly exercised its appraisal rights pursuant to Section 262 of the DGCL with respect to its Legacy View capital stock (“Dissenting Shares”), or Legacy View capital stock held in treasury or by CF II, the Sponsor or any of their Affiliates (as defined in the Merger Agreement)), was automatically cancelled and ceased to exist in exchange for the right to receive such fraction of a share of newly issued Class A common stock equal to 0.02325 (the “Exchange Ratio”), without interest, subject to rounding up such fractional shares of each holder to the nearest whole share of Class A common stock (after aggregating all fractional shares of Class A common stock that otherwise would be received by such holder);

(2)each share of Merger Sub common stock outstanding immediately prior to the Effective Time was automatically converted into and exchanged for one validly issued, fully paid and nonassessable share of Class A common stock;

(3)each Legacy View option that was outstanding immediately prior to the Effective Time, whether vested or unvested, was assumed by CF II and converted into an option exercisable for that number of shares of Class A common stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Legacy View common stock subject to the Legacy View option immediately prior to the Effective Time multiplied by (b) the Exchange Ratio, such option having a per share exercise price for each share of Class A common stock issuable upon exercise of the option equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per share of Legacy View common stock subject to such Legacy View option immediately prior to the Effective Time by (ii) the Exchange Ratio, and, except as specifically provided in the Merger Agreement, each option to continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy View options immediately prior to the Effective Time; and

(4)each Legacy View warrant that was outstanding immediately prior to the Effective Time was assumed by CF II and converted into a warrant exercisable for that number of shares of Class A common stock equal to the product (rounded down to the nearest whole number) of (a) the number of shares of Legacy View capital stock subject to the Legacy View warrant immediately prior to the Effective Time multiplied by (b) the Exchange Ratio, such warrant having a per share exercise price for each share of Class A common stock issuable upon exercise of the warrant equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (i) the exercise price per share of Legacy View capital stock subject to the Legacy View warrant immediately prior to the Effective Time by (ii) the Exchange Ratio, and, except as specifically provided in the Merger Agreement, each warrant to continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy View warrant immediately prior to the Effective Time.

Concurrently with the execution of the Merger Agreement, CF II entered into subscription agreements with certain PIPE investors, and on January 11, 2021, CF II entered into a subscription agreement with GIC Private Ltd. (collectively, the “Subscription Agreements”). Pursuant to the Subscription Agreements, the PIPE investors purchased an aggregate of 42,103,156 shares of Class A common stock in a private placement at a price of $10.00 per share (except in the case of the subscription agreement with GIC Private Ltd., which was at a price of $11.25 per share), for an aggregate purchase price of approximately $441.1 million. The PIPE investment was consummated in connection with the consummation of the Business Combination. See “Related Party Transactions” below for a summary of the Subscription Agreements.

On the closing date, in connection with the Business Combination, we entered into certain other related agreements which are described in “Related Party Transactions” below.

The following diagram illustrates our structure following the consummation of the Business Combination:

Holders of View Capital Stock
CF II Stockholders
PIPE Investors
View, Inc.
100%
View Operating Corporation
100%
View Smart Building Technology Inc.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Directors

The Board has nominated the six individuals listed below to stand for election for a term expiring at the 2023 Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until their earlier death, resignation or removal. See “Proposal 1: Election of Directors.” Rao Mulpuri was appointed to our Board in December 2008, and was elected by our stockholders to continue serving on our Board at a special meeting of stockholders in March 2021 in connection with our initial business combination. Nigel Gormly was appointed to our Board in August 2015, and was elected by our stockholders to continue serving on our Board at a special meeting of stockholders in March 2021 in connection with our initial business combination. Toby Cosgrove and Lisa Picard were elected by our stockholders to our Board at a special meeting of stockholders in March 2021 in connection with our initial business combination. Julie Larson-Green was appointed to our Board in June 2021. Scott Rechler was appointed as the Vice-Chairman of our Board in November 2022.

Our Board nominees are a diverse group of leaders. Two of our Board nominees are women, and one is from an underrepresented racial/ethnic group. Many of our Board nominees have experience serving as executive officers or on boards of major companies. Our Board nominees also have extensive experience in the fields of medicine, venture capital and investment banking, technology and real estate.

We have set forth below information regarding each person nominated to stand for election, including the specific experience, qualifications, attributes, or skills that led the Board to conclude that such person should serve as a director. Our Nominating and Corporate Governance Committee and the Board believe that the experience, qualifications, attributes, and skills of our Board nominees provide the Company with the ability to address the evolving needs of the Company and represent the best interests of our stockholders. Other than as provided for in our Amended and Restated Bylaws (our “Bylaws”) and our Amended and Restated Certificate of Incorporation (our “Charter”), our directors are elected annually.

Dr. Rao Mulpuri, age 53, has served as View’s Chief Executive Officer and on the Board since December 2008. Prior to View, Dr. Mulpuri held several executive positions at Novellus Systems, most recently as President of Novellus Systems Japan, and Vice President/General Manager of the Integrated Metals Business. Dr. Mulpuri holds a Ph.D. in Materials Engineering and a MS in Manufacturing Engineering from Boston University, and a BE in Mechanical Engineering from Manipal Institute of Technology in India. Dr. Mulpuri also completed the Advanced Management Program at Harvard Business School. Dr. Mulpuri is a member of the Young Presidents Organization, the Urban Land Institute, the Advisory Board of the College of Engineering at Boston University and the Executive Board of the Silicon Valley Leadership Group. We believe Dr. Mulpuri is qualified to serve as a member of the Board due to his extensive executive management and technology industry leadership experience, as well as his deep knowledge of View’s technology and business operations.

Nigel Gormly, age 49, has served as a member of the Board since August 2015. Mr. Gormly initially served as the representative director of the New Zealand Superannuation Fund, and then as an independent director. Until June 2019, Mr. Gormly served as the New Zealand Superannuation Fund’s Head of International Direct Investment primarily responsible for the Fund’s direct investments in energy, infrastructure and expansion capital, as well as leading the Fund’s collaboration efforts with global investment partners. Prior to joining the Fund, Mr. Gormly spent 10 years with Fonterra, where he held a number of strategic development and commercial leadership roles, most recently as General Manager Commercial Ventures. Mr. Gormly’s early career was focused on M&A and corporate finance advisory based in London, with assignments throughout Asia, Latin America and Europe. A Chartered Financial Analyst, Nigel holds a B.Sc, BCom and a Graduate Diploma in Finance from the University of Auckland. He currently serves on the Boards of LanzaTech and CTF Pledge Pioneers. We believe Mr. Gormly is qualified to serve as a member of the Board based on his extensive experience in the venture capital and investment banking industries.

Dr. Toby Cosgrove, MD, age 81, Chairman of the Board, joined the Board on March 8, 2021. From 2004 through 2017, Dr. Cosgrove served as the CEO and president of the Cleveland Clinic, where he led the $8 billion organization to new heights of achievement and efficiency, seeing it ranked the number 2 hospital in America (U.S. News). Dr. Cosgrove joined the Cleveland Clinic in 1975 and chaired the Department of Thoracic and Cardiovascular surgery from 1989 to 2004. He has performed over 22,000 operations and earned an international reputation in valve repair. Dr. Cosgrove also holds 30 patents for medical innovations. He currently serves as Executive Advisor, working with Cleveland Clinic leadership on strategies for national and international growth. He has also served as a director for Hims & Hers Health, Inc. (NYSE: HIMS) since January 2021 and American Well Corporation (NYSE: AMWL) since November 2019. Dr. Cosgrove is a member of the National Academy of Medicine, and a Fellow of the National Academy of Inventors. He graduated from Williams College and the University of Virginia School of Medicine and trained at Massachusetts General Hospital and Brook General Hospital in London. In 1967, he was a surgeon in the U.S. Air Force, earning a Bronze Star. We believe Dr. Cosgrove is qualified to serve as a member of the Board based on his extensive experience as an executive and board member, as well as his deep medical expertise.

Lisa Picard, age 53, joined the Board on March 8, 2021. Ms. Picard previously served as President and Chief Executive Officer of EQ Office, a U.S. office portfolio company wholly-owned by Blackstone’s real estate funds, until March 2022. Ms. Picard joined EQ Office in 2016 as its Chief Operating Officer and was named CEO in 2017. Prior to joining EQ, Ms. Picard worked as a real estate executive for Skanska, developing office and residential properties in the Northwest United States, while also guiding investments for the company in Sweden, Norway and Denmark. Ms. Picard has also held executive roles at Canyon Ranch Spa and Resorts and Hines Interests. She also serves on the Board of Directors for MiiR Holdings, a product-to-project B corporation. Ms. Picard holds two master’s degrees from Massachusetts Institute of Technology and a BS from California State Polytechnic University-Pomona. We believe Ms. Picard is qualified to serve as a member of the Board based on her extensive experience as an executive and board member, as well as her deep knowledge of the real estate industry.

Julie Larson-Green, age 60, has served as a member of the Board since June 2021. As an advisor, investor, and board member, Ms. Larson-Green currently helps companies successfully develop their people, products, and processes to create great experiences and deliver growth. Ms. Larson-Green has served as Chief Technology Officer of Magic Leap 2 since September 2021. From January 2018 to February 2021, Ms. Larson-Green served as the chief experience officer at Qualtrics. From 1993 to 2017, she served in a variety of executive leadership and product development roles at Microsoft, including leadership in building Microsoft Office, Windows, Internet Explorer, Xbox, and Surface. She also cultivated a startup culture, fostering ideas to reflect the company’s broader vision of helping people achieve more and focus on what matters most. Ms. Larson-Green has served as a director of Health Catalyst, Inc. (Nasdaq: HCAT) since January 2020. We believe Ms. Larson-Green is qualified to serve as a member of the Board based on her executive leadership experience, including chief experience officer, and her knowledge of the technology industry.

Scott Rechler, age 55, has served as a member of the Board since November 2022. Mr. Rechler is a prominent leader in the real estate industry, with more than 30 years of real estate experience. Mr. Rechler has served as the Chief Executive Officer and Chairman of RXR since January 2007. From 2011 to 2016, Mr. Rechler served on the Board of Commissioners as Vice Chairman for the Port Authority of New York and New Jersey. He later served on the Board of the New York Metropolitan Transportation Authority (MTA) from 2017 to 2019. In November 2021, Mr. Rechler was elected to the Board of Directors of the Federal Reserve Bank of New York to serve the remainder of an existing term. He was re-elected to a 3-year term at the end of December 2021. In addition to his role at RXR, Mr. Rechler currently serves as chair of the Regional Plan Association, trustee and Vice Chair of the National September 11 Memorial and Museum at the World Trade Center, member of the Real Estate Board of New York (REBNY), Chair of The Feinstein Institute for Medical Research and member of the Board of Trustees at Northwell Health, and a member of the NYU Real Estate Institute Advisory Committee. Mr. Rechler also serves on the Board of the Tribeca Film Institute, where he serves as its Co-Chair, and he also serves on the Board of the Drum Major Institute, Convene, Kitchen United, and the Hospital for Special Surgery. Mr. Rechler has also served as Chairman and CEO of RXR Acquisition Corp. (NASDAQ: RXRA) since January 2021. He previously was the Chairman and Chief Executive Officer of Reckson Associates Realty Corp. (NYSE: RA) and served on the Board of Directors of American Campus Communities, Inc. (NYSE: ACC). Mr. Rechler is a graduate of Clark University and the New York University Schack Institute. Mr. Rechler was appointed to the Board pursuant to the Agreement for Strategic Planning and Consulting Services (the “Strategic Agreement”), dated as of October 25, 2022, by and between the Company and RXR FP Services LLC. Pursuant to the Strategic Agreement, RXR FP Services LLC was appointed to render strategic planning and consulting services to us, and was given the right to appoint the Vice-Chairman our Board until the earlier of (i) the fifth annual meeting of stockholders of the Company following the date of the Strategic Agreement and (ii) the end of the term of the Strategic Agreement. We believe Mr. Rechler is qualified to serve as a member of the Board based on his extensive experience as an executive and board member at public and private companies, as well as his extensive experience in the real estate industry.

Board Composition

Our business and affairs are organized under the direction of our Board, which currently consists of six members. Toby Cosgrove serves as Chairman of the Board and is a non-employee independent director. Scott Rechler serves as Vice-Chairman of the Board. The primary responsibilities of our Board are to provide oversight, strategic guidance, counseling and direction to our management. Our Board meets on a regular basis and additionally, as required.

In accordance with the terms of our Bylaws, each director shall be elected by a plurality of the votes cast at each annual meeting of stockholders, and each director so elected shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Unless otherwise required by law or our Charter, vacancies on the Board or any committee thereof resulting from the death, resignation or removal of a director, or from an increase in the number of directors constituting the Board or such committee or otherwise, may be filled only by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. The directors so chosen shall, in the case of the Board, hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal, and, in the case of any committee of the Board, shall hold office until their successors are duly appointed by the Board or until their earlier death, resignation or removal. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any director or the entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of the issued and outstanding capital stock of the Company entitled to vote in the election of directors.

Pursuant to our Corporate Governance Guidelines, the Nominating and Corporate Governance committee is required to coordinate an annual self-evaluation of the Board’s effectiveness, as well as the performance of each committee of the Board, the results of which are discussed with the full Board and each committee. The assessment includes a review of any areas in which the Board or management believes the Board can make a better contribution to the Company. The Nominating and Corporate Governance Committee utilizes the results of this self-evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board and in making recommendations to the Board with respect to assignments of Board members to various committees.

Board Leadership Structure

We have separated the roles of Chairman of the Board and the CEO. While the Chairman of the Board works closely with the CEO and other members of our management, the Chairman of the Board is not part of management and does not have an operating or external role or responsibility. The Board considers it useful and appropriate to designate a Chairman of the Board to act as the presiding director at Board meetings, to call and organize such meetings and to manage the agenda thereof, and to manage the affairs of the Board, including ensuring that the Board is organized properly, functions effectively and meets its obligations and responsibilities. The Chairman of the Board also acts as the principal contact for the CEO and other members of the Board and management, as appropriate, for matters requiring the attention of the full Board. We believe that this leadership structure is appropriate given the attention, time, effort, and energy that the CEO is required to dedicate to his position in the current business environment, and the high level of commitment required to serve as our Chairman of the Board.

Role of Board of Directors in Risk Oversight

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance and reputational risks. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the Company faces, while one of the key functions of our Board is informed oversight of our risk management process. Our Board does not currently have or anticipate having a standing risk management committee, but instead administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee assesses and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements. Our Nominating and Corporate Governance Committee assesses risks relating to our corporate governance practices, the independence of the Board, and potential conflicts of interest.

Our Board believes its current leadership structure supports the risk oversight function of our Board.

Director Qualifications & Board Diversity

Except as may be required by rules promulgated by Nasdaq or the SEC, there are currently no specific minimum qualifications that must be met by each candidate for our Board, nor are there any specific qualities or skills that are necessary for one or more of the members of our Board to possess. The Nominating and Corporate Governance Committee considers a number of factors in its assessment of the appropriate skills and characteristics of members of the Board, as well as the composition of the Board as a whole. These factors include the members’ qualification as independent, as well as consideration of judgment, character, integrity, diversity, skills, and experience in such areas as operations, technology, finance, and the general needs of the Board and such other factors as the Nominating and Corporate Governance Committee may consider appropriate.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity. However, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the members of the Board represent diverse viewpoints. In considering candidates for the Board, the Board and the Nominating and Corporate Governance Committee consider the entirety of each candidate’s credentials in the context of the factors mentioned above. The Company is currently in compliance with the diversity requirements of Nasdaq Rule 5605(f), with two female directors and one South Asian director. In 2021, the Nominating and Corporate Governance Committee retained Heidrick & Struggles to aid in the process of conducting Board searches, and the Company intends to appoint a new director with a diverse background in the near future.

Board Diversity Matrix (as of November 9, 2022)

Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	4	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	1	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Committees of the Board of Directors

Our Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of these committees is composed solely of independent directors. Each committee operates under a charter that was approved by our Board and has the composition and responsibilities described below. The following descriptions of the committee charters are qualified in their entirety by reference to the complete text of such charters, each of which is available on our website.

The following table sets forth the current membership of each of our Board’s committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Rao Mulpuri
Toby Cosgrove		✓	✓
Nigel Gormly	✓✓		✓
Julie Larson-Green	✓		✓✓
Lisa Picard	✓	✓✓
Scott Rechler
_______________________________
✓✓ Chair

Audit Committee

The members of our Audit Committee are Nigel Gormly, Julie Larson-Green and Lisa Picard, with Nigel Gormly serving as chair of the Audit Committee. Our Board has determined that each member of our Audit Committee meets the requirements for independence for audit committee members under the listing standards of Nasdaq. Each member of the Audit Committee is financially literate and our Board has determined that Lisa Picard qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial oversight expertise. Both our independent registered public accounting firm and management periodically meet with our Audit Committee. In 2021, the Audit Committee held 23 meetings.

We have adopted an Audit Committee charter, which details the purpose and principal functions of the Audit Committee, including:

•assisting Board oversight of: (1) our accounting and financial reporting processes, (2) the quality and integrity of our financial statements and the auditing of those financial statements, (3) compliance with legal and regulatory requirements, (4) our independent registered public accounting firm’s qualifications and independence and (5) the design and implementation of our internal audit function, if applicable;

•the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services;

•the review and approval of our independent auditor’s annual engagement letter, including the proposed fees contained therein, as well as all audit and permitted non-audit engagements and relationships between us and our independent auditor;

•reviewing the performance of our independent auditor;

•obtaining and reviewing, at least annually, a report from our independent auditor describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues;

•evaluating the independent auditor’s independence by, among other things, reviewing the independent auditor’s relationships with us and any disclosed relationships or services that may impact the independent auditor’s objectivity and independence;

•monitoring the independent auditor’s compliance with SEC audit partner rotation requirements;

•monitoring our compliance with SEC employee conflict of interest requirements;

•overseeing our policies and procedures in our Related Party Transactions Policy and reviewing proposed transactions or courses of dealings requiring approval or ratification under such policy; and

•reviewing legal and regulatory matters, including any matters that may have a material impact on our financial statements.

Our Audit Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq. A copy of the charter of our Audit Committee is available on our website at investors.view.com/corporate-governance/governance-overview.

Compensation Committee

The members of our Compensation Committee are Lisa Picard and Toby Cosgrove, with Lisa Picard serving as chair of the Compensation Committee. Our Board has determined that each member of our Compensation Committee meets the requirements for independence for compensation committee members under the rules and regulations of the SEC and the listing standards of Nasdaq. Each member of the Compensation Committee is also an outside director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In 2021, the Compensation Committee held two meetings.
We have adopted a Compensation Committee charter, which details the purpose and responsibility of the Compensation Committee, including:

•evaluating annually the performance of the Chief Executive Officer and, in light of the goals and objectives of our executive compensation plans, making recommendations to the Board with respect to the Chief Executive Officer’s compensation based on this evaluation;

•overseeing our compensation and employee benefit plans and practices, including our executive and director compensation plans, and our incentive-compensation and equity-based plans;

•reviewing at least annually our executive compensation plans, as well as goals and objectives with respect to such plans, and recommending any appropriate amendments or new executive compensation plans;

•reviewing our compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K filed with the SEC;

•preparing the Compensation Committee report in accordance with SEC rules and regulations for inclusion in our annual proxy statement or Annual Report on Form 10-K; and

•reviewing any perquisites or other personal benefits granted or to be granted to our executive officers.

The charter of the Compensation Committee permits the committee to delegate any or all of its authority when it deems it appropriate and in the best interests of our company and when such delegation would not violate applicable law, regulation or Nasdaq or SEC requirements. In addition, the Compensation Committee has the authority under its charter to retain or obtain the advice of compensation consultants, independent legal counsel and other advisors.

Since the closing of our initial public offering on March 8, 2021, our Compensation Committee has been responsible for making all executive compensation determinations. In 2021, the Compensation Committee reaffirmed its retention of Compensia, Inc. (“Compensia”) as our independent compensation consultant to advise the Compensation Committee with respect to director and officer compensation.

Our Compensation Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq. A copy of the charter of our Compensation Committee is available on our website at investors.view.com/corporate-governance/governance-overview.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Toby Cosgrove, Nigel Gormly and Julie Larson-Green, with Ms. Larson-Green serving as chair of the Nominating and Corporate Governance Committee. Our Board has determined that each member of our Nominating and Corporate Governance Committee meets the requirements for independence for nominating and corporate governance committee members under the listing standards of Nasdaq. In 2021, the Nominating and Corporate Governance Committee held two meetings.

We have adopted a Nominating and Corporate Governance Committee charter, which details the purpose and responsibilities of the Nominating and Corporate Governance Committee, including:

•identifying and recommending to the Board individuals qualified to serve as directors of View, consistent with criteria approved by the Board;

•assisting in identifying, recruiting and, if appropriate, interviewing director candidates to fill positions on the Board, consistent with criteria approved by the Board;

•reviewing, at least annually, the corporate governance guidelines adopted by the Board and recommending any changes to the Board;

•overseeing the annual self-evaluation process of the Board and its committees and recommending any changes to the Board; and

•considering any other corporate governance issues that arise from time to time, and developing appropriate recommendations for the Board.

The charter also provides that the Nominating and Corporate Governance Committee may, in its sole discretion, retain or obtain the advice of a third-party search firm, consultant, legal counsel or other adviser, and shall be directly responsible for the appointment, compensation and oversight of the work of any such third-party search firm, consultant, legal counsel or other adviser. In 2021, the Nominating and Corporate Governance Committee retained Heidrick & Struggles to aid in the process of conducting Board searches, and the Company intends to appoint up to two new directors with diverse backgrounds in the near future.

The composition and function of our Nominating and Corporate Governance Committee complies with all applicable requirements of The Sarbanes-Oxley Act of 2002 and all applicable SEC and Nasdaq rules and regulations. We will comply with future requirements to the extent they become applicable. Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable listing standards of Nasdaq. A copy of the charter of our Nominating and Corporate Governance Committee is available on our website at investors.view.com/corporate-governance/governance-overview.

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for directors, including those discussed in the “Director Qualifications & Board Diversity” section of this proxy statement. In the event that vacancies on the Board are anticipated, or otherwise arise, the committee will consider various potential candidates for director. Candidates may come to the attention of the committee through current members of the Board, professional search firms, stockholders or other persons. The Nominating and Corporate Governance Committee has from time to time retained third parties to whom a fee is paid to assist it in identifying or evaluating potential director nominees. In 2021, the Nominating and Corporate Governance Committee retained Heidrick & Struggles to aid in the process of conducting Board searches, and the Company intends to appoint up to two new directors with diverse backgrounds in the near future.

Stockholders of record (i) on the record date for an annual meeting of stockholders or a special meeting of stockholders called for the purpose of electing directors and (ii) on the date of the giving of proper notice of such stockholder’s proposal may propose director candidates for election to the Board at such annual or special meeting by submitting to the Secretary of the Company, in proper written form, the information required by our Bylaws for stockholder nominations. The Nominating and Corporate Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Attendance at our Board of Directors and Stockholder Meetings

During 2021, our Board held five meetings, and each member (other than Mr. Rechler, who joined the Board in November 2022) attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served. Although we do not have a formal policy regarding attendance by members of our Board at the annual meetings of stockholders, we strongly encourage, but do not require, directors to attend.

Executive Sessions of Outside Directors

To encourage and enhance communication among outside directors, and as required under applicable Nasdaq rules, our corporate governance guidelines provide that the outside directors will meet in executive sessions, without management directors or management present, on a periodic basis. In addition, if any of our outside directors are not independent directors, then our independent directors will also meet in executive sessions on a periodic basis. These executive sessions are chaired by Dr. Cosgrove, our independent Chairman of the Board.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee have ever been an executive officer or employee of the Company. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that serve on our Board or Compensation Committee.

Communications with the Board of Directors

The Board has the following process for securityholders to send communications to the Board: stockholders and other interested parties wishing to communicate directly with our independent directors may do so by writing and sending the correspondence to our Chief Legal Officer by mail to our principal executive offices at 195 South Milpitas Blvd., Milpitas, California, 95035. Our Chief Legal Officer, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our Board to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our Board or our business, including, without limitation, mass mailings, job inquiries and business solicitations. If appropriate, our Chief Legal Officer will route such communications to the appropriate director(s) or, if none is specified, then to the Chairman of the Board. These policies and procedures do not apply to communications to non-management directors from our officers or directors who are stockholders or stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Policy Prohibiting Hedging or Pledging of Securities

Under our Insider Trading Policy, our employees, including our officers and the members of our Board, are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly-traded options, such as options, warrants, puts and calls, and other similar instruments on our securities, (3) hedging transactions (including, without limitation, prepaid variable forward sale contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities, (4) pledging any of our securities as collateral for any loans, (5) holding our securities in a margin account and (6) placing standing or limit orders on our securities.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and other employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics is available on our website at investors.view.com/corporate-governance/governance-overview. We intend to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms filed during or with respect to our most recent fiscal year, we believe there were two delinquent Section 16(a) reports: (1) the Statement of Changes in Beneficial Ownership on Form 4 filed by Toby Cosgrove on March 24, 2021, which reported one transaction that took place on March 8, 2021, and (2) the Initial Statement of Beneficial Ownership of Securities on Form 3 filed by Madrone Capital Partners, LLC, Madrone Partners, L.P., Jameson McJunkin, Thomas Patterson and Gregory Penner on February 16, 2022.

Director Independence

The rules of Nasdaq require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. We currently have four “independent directors” as defined in Nasdaq rules and applicable SEC rules. Our Board has determined that each individual on the Board, other than Dr. Mulpuri and Mr. Rechler, qualifies as an independent director under Nasdaq listing standards.

Board Compensation

Under our policy prior to our initial public offering on March 8, 2021, our non-employee directors (other than directors serving as investor representatives) received a compensation package consisting of an annual cash retainer of $75,000 payable quarterly for their service as directors and an initial equity award in the form of an option to purchase 5,405 shares of Class A common stock upon their appointment to the Board. These initial stock option grants are subject to a four-year vesting schedule, vesting in equal monthly installments over four years, subject to continued service through each vesting date. In addition, Messrs. Hughes and Leppert each received a subsequent grant for an option to purchase approximately 1,135 and 1,216 shares of Class A common stock, respectively, to account for dilution after our Series H round of financing.

In May 2021, our Board adopted a new non-employee director compensation policy (the “Director Compensation Policy”) for our non-employee directors that became effective retroactively to March 8, 2021. The Director Compensation Policy was developed with input from Compensia regarding practices and compensation levels at comparable companies. The Director Compensation Policy is designed to attract, retain and reward outside directors.

Under the Director Compensation Policy, each outside director (other than as noted below) is eligible to receive the cash and equity compensation for Board services described below. We also will reimburse our outside directors for reasonable, customary and documented travel expenses to meetings of our Board or its committees and other expenses.

Cash Compensation

Outside directors are entitled to receive the following cash compensation for their service under the Director Compensation Policy:

•$75,000 per year for service as a board member;

•$20,000 per year for service as lead independent director of the board;

•$20,000 per year for service as chair of the Audit Committee;

•$10,000 per year for service as member of the Audit Committee;

•$15,000 per year for service as chair of the Compensation Committee;

•$7,500 per year for service as member of the Compensation Committee;

•$10,000 per year for service as chair of the Nominating and Corporate Governance Committee; and

•$5,000 per year for service as member of the Nominating and Corporate Governance Committee.

Each outside director who serves as the chair of a committee will receive only the annual cash fee as the chair of the committee, and not the additional annual cash fee as a member of the committee. All cash payments to outside directors (other than as noted above) are paid quarterly on a pro-rated basis.

Equity Compensation

Each person who first becomes an outside director following the effective date of the Director Compensation Policy will receive an annual award of restricted stock units having a value of $200,000 (with the number of shares of our Class A common stock subject to the award determined by dividing such value by the closing sales price of a share of our Class A common stock on the applicable grant date, but rounded down to the nearest whole share), with such award vesting in equal, quarterly installments over one year, subject to continued service through each applicable vesting date.

2021 Director Compensation Table

The following table sets forth information regarding the compensation earned for service on our Board during the year-ended December 31, 2021 by our non-employee directors. Dr. Mulpuri’s and Mr. Hughes’ compensation as a named executive officer is set forth below under “—2021 Summary Compensation Table.” The following table also excludes shareholder representative directors who served on our Board prior to our IPO for whom no compensation was provided.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) [1]	Total ($)
Current Directors:
Toby Cosgrove	71,318	199,996	271,314
Lisa Picard	73,356	199,996	273,352
Julie Larson-Green	41,815	199,996	241,811
Nigel Gormly	73,356	199,996	273,352
Former Directors:
Harold Hughes [2]	95,740	599,996	695,736
Tom Leppert [3]	91,301	499,991	591,292
Bill Veghte [4]	18,750	—	18,750
_______________________________

(1)
The amounts reported in the “Stock Awards” column reflect the aggregate grant date fair value of restricted stock unit awards, calculated in accordance with FASB ASC Topic 718. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 14 to our financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on June 15, 2022.

(2)
These amounts reflect the compensation received by Mr. Hughes for his service as an independent director from January 1, 2021 to November 8, 2021. From November 8, 2021, to December 31, 2021, Mr. Hughes served as Executive Chairman. Mr. Hughes resigned as Executive Chairman effective February 22, 2022.

(3)	Tom Leppert resigned as a director of the Company effective February 22, 2022.
(4)	Bill Veghte resigned as a director of the Company effective March 8, 2021.

The following table shows all shares of Class A common stock subject to outstanding stock options and stock awards held by our non-employee directors as of December 31, 2021.

Name	Option Awards Outstanding (#)	RSU Awards (#)
Current Directors:
Toby Cosgrove	11,625	6,917
Lisa Picard	—	6,917
Julie Larson-Green	—	11,249
Nigel Gormly	—	6,917
Former Directors:
Harold Hughes	279,000	62,242
Tom Leppert	284,812	48,410
Bill Veghte	232,500	—

Our Board expects to review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors. Such program will continue to be designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward non-employee directors who contribute to the long-term success of our Company.

Stockholder Proposals and Nominations for the 2023 Annual Meeting

Proposals for Inclusion in our Proxy Materials

Under SEC rules, if a stockholder wishes to submit a proposal for inclusion in our proxy statement for the 2023 Annual Meeting of Stockholders, the proposal must be received by our Secretary not later than July 13, 2023. All proposals must comply with Rule 14a-8 under the Exchange Act.

Nominations for Inclusion in our Proxy Materials (Proxy Access)

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Company, except as may be otherwise provided in our Charter with respect to the right of holders of preferred stock to nominate and elect a specified number of directors in certain circumstances. Nominations of persons for election to the Board may be made (a) by or at the direction of the Board (or any duly authorized committee thereof) or (b) by any stockholder of the

Company (i) who is a stockholder of record on the date of the giving of the notice provided for in our Bylaws and on the record date for the determination of stockholders entitled to notice of and to vote at such Annual Meeting and (ii) who complies with the notice procedures set forth in our Bylaws.

In addition to any other applicable requirements, including those in our Bylaws, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Company.

To be timely, a stockholder’s notice to the Secretary must be delivered to or be mailed and received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders, which means not earlier than August 17, 2023, nor later than September 16, 2023. In no event shall the adjournment or postponement of an annual meeting of stockholders, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

Universal Proxy Rules

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must set forth the information required by Rule 14a-19 under the Exchange Act no later than October 16, 2023.

Detailed information for submitting proxy access nominations will be provided upon written request to the Chief Legal Officer of View, Inc., 195 South Milpitas Blvd., Milpitas, California, 95035.

Other Proposals and Nominations

Any stockholder who wishes to make a nomination or introduce an item of business, other than as described above, must comply with the procedures set forth in our Bylaws, including delivering proper notice to us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, which means not earlier than August 17, 2023, nor later than September 16, 2023. Detailed information for submitting stockholder proposals or nominations, other than for inclusion in our proxy statement, will be provided upon written request to the Chief Legal Officer of View, Inc., 195 South Milpitas Blvd., Milpitas, California, 95035.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of our Class A common stock as of November 3, 2022, with respect to securities held by:

•each person known by us to be the beneficial owner of more than 5% of our issued and outstanding shares of Class A common stock;
•each of our directors and executive officers; and
•all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days, in each case here as of November 3, 2022. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed below has sole voting and investment power with respect to such shares.
As of November 3, 2022, there were 221,505,840 shares of View common stock issued and outstanding.

Name and Address of Beneficial Owners (1)	Number of Shares	Ownership Percentage (%)
Directors and Executive Officers
Rao Mulpuri(2)	14,776,056	6.3%
Amy Reeves(3)	—	*
Rahul Bammi(4)	2,670,426	1.2%
Nitesh Trikha(5)	883,452	*
Anshu Pradhan(6)	969,286	*
Toby Cosgrove(7)	37,351	*
Nigel Gormly(8)	27,662	*
Julie Larson-Green(9)	22,497	*
Lisa Picard(8)	27,662	*
Scott Rechler(10)	—	*
All executive officers and directors as a group (13 individuals)	21,032,439	8.8%
5% or More Shareholders:
SVF Excalibur (Cayman) Limited(11)	66,194,110	29.9%
Madrone Partners, L.P.(12)	47,817,711	17.8%
Guardians of New Zealand Superannuation(13)	27,183,150	12.3%
CF Finance Holdings II, LLC(14)	24,573,904	9.9%
GIC Private Limited(15)	20,946,661	9.5%
Anson Funds(16)	18,691,589	7.8%
USAA Real Estate(17)	16,822,430	7.1%
BNP Paribas Asset Management UK LTD(18)	16,822,430	7.1%

* Less than one percent

(1)Unless otherwise noted, the business address of each of the following individuals is c/o View, Inc., 195 South Milpitas Blvd., Milpitas, California, 95035.
(2)Interests shown consist of (a) options to purchase 12,612,699 shares of Class A common stock that are exercisable within 60 days of November 3, 2022, (b) 312,500 shares of Class common stock issuable upon the vesting of RSU awards within 60 days of November 3, 2022, and (c) 1,850,857 shares of Class A common stock.
(3)No interests as of November 3, 2022.
(4)Interests shown consist of (a) options to purchase 2,501,555 shares of Class A common stock that are exercisable within 60 days of November 3, 2022, (b) 29,167 shares of Class common stock issuable upon the vesting of RSU awards within 60 days of November 3, 2022, and (c) 139,704 shares of Class A common stock.

(5)Interests shown consist of (a) options to purchase 714,581 shares of Class A common stock that are exercisable within 60 days of November 3, 2022, (b) 29,167 shares of Class common stock issuable upon the vesting of RSU awards within 60 days of November 3, 2022, and (c) 139,704 shares of Class A common stock.
(6)Interests shown consist of (a) options to purchase 770,477 shares of Class A common stock that are exercisable within 60 days of November 3, 2022, (b) 29,167 shares of Class common stock issuable upon the vesting of RSU awards within 60 days of November 3, 2022, and (c) 169,642 shares of Class A common stock.
(7)Interests shown consist of (a) options to purchase 9,689 shares of Class A common stock that are exercisable within 60 days of November 3, 2022, and (b) 27,662 shares of Class A common stock.
(8)Interests shown consist of 27,662 shares of Class A common stock.
(9)Interests shown consist of 22,497 shares of Class A common stock.
(10)Mr. Rechler is the Chief Executive Officer and Chairman of RXR. Mr. Rechler disclaims beneficial ownership of any Company securities beneficially owned by RXR.
(11)According to a Schedule 13D filed on March 18, 2021, SVF Excalibur (Cayman) Limited (“SVF Excalibur”) is the record holder of the shares of Class A common stock shown. SVF Excalibur is a wholly owned subsidiary of SVF Endurance (Cayman) Limited (“SVF Endurance”), which is a wholly owned subsidiary of SoftBank Vision Fund (AIV M1) L.P. (“AIV M1”). SVF Endurance and AIV M1 have shared voting and dispositive power over the shares held by SVF Excalibur. SB Investment Advisers (UK) Limited (“SBIA UK”) has been appointed as alternative investment fund manager (“AIFM”) and is exclusively responsible for managing AIV M1 in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of AIV M1, SBIA UK is exclusively responsible for making all decisions related to the acquisition, structuring, financing and disposal of AIV M1’s investments. SBIA UK has shared voting and dispositive power over the shares held by SVF Excalibur. The board of directors of SBIA UK is comprised of Rajeev Misra, Saleh Romeih, Kalika Jayasekera and Neil Hadley. The investment committee of SBIA UK is comprised of Masayoshi Son, Rajeev Misra, and Saleh Romeih. The business address of each of SVF Excalibur and SVF Endurance is c/o Walkers Corp Ltd., Cayman Corporate Centre, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008. The business address of AIV M1 is 251 Little Falls Drive, Wilmington, DE 19808. The business address of SBIA UK is 69 Grosvenor Street, London W1K 3JP, United Kingdom.The information is based solely on such Schedule 13D filed on March 18, 2021.
(12)According to a Schedule 13G filed on February 14, 2022, the 31,094,469 shares reported in the Schedule 13G are held by Madrone Partners, L.P. Interests shown also include 15,675,701 shares issuable upon conversion of Notes held by Madrone Partners, L.P. According to such Schedule 13G, Madrone Capital Partners, LLC is the general partner of Madrone Partners, L.P. and has shared voting and dispositive power over the shares held by Madrone Partners, L.P. Greg Penner, Jameson McJunkin and Thomas Paterson are managers of Madrone Capital Partners, LLC and share voting and dispositive power over the shares held by Madrone Partners, L.P. The business address of Madrone Partners, L.P. is 1149 Chestnut Street, Suite 200, Menlo Park, California 94025. Additionally, the interests include 1,045,549 warrants.
(13)According to a Schedule 13G filed on March 18, 2021, the interests shown consist of 377,479 redeemable warrants of View, each exercisable for one share of Class A common stock of View. The Class A shares reported herein are held by Guardians of New Zealand Superannuation as manager and administrator of the New Zealand Superannuation Fund being property of Her Majesty the Queen in right of New Zealand and managed by Guardians of New Zealand Superannuation. The business address of Guardians of New Zealand Superannuation is PO BOX 106 607, Auckland 1143, New Zealand. The information is based solely on such Schedule 13G filed on March 18, 2021.
(14)Interests shown consist of (a) 1,100,000 private placement shares, (b) 12,470,000 founder shares, (c) 2,295,048 PIPE shares, (d) 417,424 shares under an engagement letter in connection with the Business Combination, (e) 366,666 shares of Class A common stock issuable upon the exercise of private placement warrants and (f) 7,924,766 shares of Class A common stock issuable upon the conversion of Notes. CF Finance Holdings II, LLC (“CF Holdings II”) is the record holder of the private placement shares, the founder shares, the PIPE shares and the private placement warrants described above. Cantor Fitzgerald & Co. is the record holder of the shares under the engagement letter. CFPI is the record holder of the Notes described above. Cantor Fitzgerald, L.P. (“Cantor”) is the sole member of CF Holdings II. CF Group Management, Inc. (“CFGM”) is the managing general partner of Cantor. Howard W. Lutnick is the Chairman and Chief Executive Officer of CFGM and the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the shares held directly by CF Holdings II and Cantor Fitzgerald & Co. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of CF Finance Holdings II, LLC is 110 East 59th Street, New York, NY 10022. The business address of Cantor Fitzgerald & Co. is 499 Park Avenue, New York, New York 10022. The business address of CFPI is 110 East 59th Street, New York, New York 10022.
(15)GIC Private Limited (“GIC”) is a fund manager and only has two clients: the Government of Singapore (“GoS”) and the Monetary Authority of Singapore (“MAS”). Under an investment management agreement with GoS, GIC has been given the sole discretion to exercise the voting rights attached to, and the disposition of, any shares managed on behalf of GoS. Under the investment management agreement with MAS, GIC shares power to exercise the voting rights attached to, and the disposition of, any shares managed on behalf of MAS. GIC is wholly owned by the GoS and was set up with the sole purpose of managing Singapore’s foreign reserves. The GoS disclaims beneficial ownership of such shares. The business address of GIC is 168 Robinson Road, #37-01 Capital Tower, Singapore 068912.
(16)Interests shown consist of an aggregate of 18,691,589 shares issuable upon conversion of Notes held by Anson Funds as follows by the following holders of record: Anson Investments Master Fund LP (13,948,599), Anson East Master Fund LP (3,457,944), Anson North Star Tactical Equity Fund LP (350,467), Arch Anson Tactical Real Estate Fund LP (345,794), and Arch Anson Tactical Real Estate NR Fund LP (588,785). The business address of the Anson record holders is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(17)Interests shown consist of an aggregate of 16,822,430 shares issuable upon conversion of Notes held by USAA Real Estate as follows by the following holders of record: US RE Company, LLC (9,345,794), Bridger Holdings, LP (5,607,477) and NBT Capital, LLC (1,869,159). The business address of the US RE Company, LLC is US RE Company, LLC, 9830 Colonnade Boulevard, Suite 600, San Antonio, Texas 78230.The business address of Bridger Holdings, LP is 555 Bryant Street, #601, Palo Alto, CA 94301. The business address of NBT Capital, LLC is PO Box 24, Gallatin Gateway, MT 59730.
(18)Interests shown consist of 16,822,430 shares issuable upon conversion of Notes held by BNP Paribas Asset Management UK LTD. The business address of the record holder is 5 Aldermanbury Square, London, Ec2v7bp.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions Policy

All of our directors and executive officers are subject to our Code of Business Conduct and Ethics and our Related Party Transactions Policy, and our directors are guided in their duties by our Corporate Governance Guidelines. Our Code of Business Conduct and Ethics requires that our directors and executive officers avoid situations where a conflict of interest might occur or appear to occur. In general, our directors and executive officers should not have a pecuniary interest in transactions involving us or a customer, licensee, or supplier of the Company, unless such interest is solely a result of routine investments made by the individual in publicly traded companies. In the event that a director or executive officer is going to enter into a related party transaction with a relative or significant other, or with a business in which a relative or significant other is associated in any significant role, the director or executive officer must fully disclose the nature of the related party transaction to our Chief Legal Officer. For directors and executive officers, such related party transaction then must be reviewed and approved in advance by the Audit Committee. For other conflicts of interest that may arise, the Code of Business Conduct and Ethics advises our directors and executive officers to consult with our Chief Legal Officer. In addition, each director and officer is required to complete a director and officer questionnaire on an annual basis and upon any new appointment, which requires disclosure of any related-party transactions pertaining to the director or executive officer. Our Board will consider such information in its determinations of independence with respect to our directors under applicable Nasdaq and SEC rules.

Other than with respect to Mr. Rechler as described below under “—Convertible Notes” and “—WorxWell Acquisition,” none of our directors, executive officers or their immediate family members has or has had any material interest in any transaction in which the Company is a participant that would require disclosure under Item 404(a) of Regulation S-K.

Related Party Transactions

Registration Rights Agreement

On November 30, 2020, concurrently with the execution of the Merger Agreement, CF II and certain Legacy View stockholders (the “Investors”) entered into a Registration Rights Agreement (the “Registration Rights Agreement”), which became effective at the closing. Pursuant to the terms of the Registration Rights Agreement, the Company was obligated to file one or more registration statements to register the resales of Class A common stock held by such Investors, on the terms set forth in the Registration Rights Agreement. Investors holding at least 25% of the registrable securities owned by all Investors were entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of 1933, as amended, of all or part of their registrable securities, up to a total of three such demands. In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, such Investors could demand at any time or from time to time, that the Company file a registration statement on Form S-1 (or any similar short-form registration which may be available at such time) to register the resale of the registrable securities of the Company held by such Investors. The Registration Rights Agreement also provided such Investors with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, CF II agreed to indemnify such Investors and certain persons or entities related to such Investors such as their officers, directors, employees, agents and representatives against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which the Investors sell their registrable securities, unless such liability arose from such Investors’ misstatement or omission, and the Investors including registrable securities in any registration statement or prospectus agreed to indemnify CF II and certain persons or entities related to CF II such as its officers and directors and underwriters against all losses caused by their misstatements or omissions in those documents.

The foregoing description of the Registration Rights Agreement is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is available at www.sec.gov.

Sponsor Registration Rights Agreement

Prior to the closing, CF II entered into an amendment (the “Sponsor RRA Amendment”) to that certain Registration Rights Agreement, dated as of August 26, 2020 (the “Original Sponsor RRA,” and together with the Sponsor RRA Amendment, the “Sponsor Registration Rights Agreement”), by and among CF II, Sponsor and the other parties thereto, to provide that Sponsor’s and the other party’s thereto rights thereunder with respect to an Underwritten Offering (as defined in the Sponsor Registration Rights Agreement) shall be pari passu to the rights of the holders of registrable securities under the Registration Rights Agreement.

Under the Sponsor Registration Rights Agreement, the founder shares, with certain exceptions, were not transferable, assignable or salable until the period ending on the earlier of (A) March 8, 2022 (one year after the completion of the Business Combination), or (B) subsequent to the Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property. The 1,100,000 private placement shares and the 366,666 private placement warrants issued to the Sponsor in a private placement, with certain exceptions, became transferable, assignable or salable on April 7, 2021 (the period ending 30 days after the completion of the Business Combination).

The foregoing description of the Sponsor Registration Rights Agreement is qualified in its entirety by reference to the full text of the Original Sponsor RRA and the Sponsor RRA Amendment, copies of which are available at www.sec.gov.

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, CF II entered into a Sponsor Support Agreement with the Sponsor and Legacy View, pursuant to which, among other things: (i) for the benefit of Legacy View, the Sponsor agreed to comply with its obligations under the letter agreement, dated as of August 26, 2020 (the “Insider Letter”), by and among CF II, the Sponsor and certain officers and directors of CF II, to not transfer, to not participate in the “Redemption” (defined as the election of an eligible (as determined in accordance with the CF II governing documents) holder of shares of CF II common stock to redeem all or a portion of the shares of CF II common stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the trust account (including any interest earned on the funds held in the trust account, but net of taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the CF II governing documents) in connection with the Business Combination) and to vote its shares of CF II common stock in favor of the Merger Agreement and the Business Combination (including the Merger), and CF II agreed to enforce such provisions, and CF II and the Sponsor provided Legacy View with certain consent rights with respect to transfers of CF II common stock owned by the Sponsor and amendments, modifications or waivers under the Insider Letter, (ii) to waive its anti-dilution rights with respect to its shares of Class B common stock under the existing charter, (iii) to release CF II, Legacy View, Merger Sub and their respective subsidiaries effective as of the closing from all pre-closing claims, subject to customary exceptions and (iv) the Sponsor subjected 4,970,000 of its shares of Class B common stock (the “Sponsor Earn-Out Shares”) to vesting and potential forfeiture (and related transfer restrictions) after the closing based on a five year post-closing earnout, with (a) 50% of the Sponsor Earn-Out Shares being released if the stock price of Class A common stock exceeds $12.50 for 5 out of any 10 trading days, (b) 25% of the Sponsor Earn-Out Shares being released if the stock price of Class A common stock exceeds $15.00 for 5 out of any 10 trading days and (c) 25% of the Sponsor Earn-Out Shares being released if the stock price of Class A common stock exceeds $20.00 for 5 out of any 10 trading days, in each case, subject to early release for a Company sale, change of control or going private transaction or delisting after the closing.

Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, CF II and Legacy View entered into Lock-Up Agreements with a number of View stockholders, pursuant to which the View common stock held by such View stockholders would be locked-up and subject to transfer restrictions for a period of time following the closing, as described below, subject to certain exceptions. The View securities held by such View stockholders would be locked-up until the earlier of: (i) six (6) months after the closing, or (ii) the date after the closing on which View consummates a liquidation, merger, share exchange, reorganization, tender offer or other similar transaction after the closing which results in all of View’s stockholders having the right to exchange their equity holdings in View for cash, securities or other property. Such shares are no longer subject to such transfer restrictions.

Subscription Agreements

Contemporaneously with the execution of the Merger Agreement, CF II entered into the Subscription Agreements (other than the subscription agreement with GIC Private Ltd.) with certain of the PIPE investors, including the Sponsor and certain Legacy View stockholders, pursuant to which those PIPE investors agreed to purchase, and CF II agreed to sell to those PIPE investors, an aggregate of up to 30,000,000 shares of Class A common stock, for a purchase price of $10.00 per share and an aggregate purchase price of $300,000,000, with the Sponsor’s subscription agreement accounting for $50.0 million of such aggregate investment. On January 11, 2021, CF II entered into a subscription agreement with GIC Private Ltd., pursuant to which GIC Private Ltd. agreed to purchase, and CF II agreed to sell to GIC Private Ltd. at $11.25 per share, a number of shares equal to the lesser of (i) 17,777,778 shares of Class A common stock, and (ii) a number of shares of Class A common stock such that GIC Private Ltd. would own (together with any other shares of Class A common stock that it or its affiliates owned on the date of such subscription agreement) 9.85% of View’s issued and outstanding shares of View Class A common stock as of the completion of the Business Combination and the issuance and sale of the PIPE shares, for gross proceeds to View of a maximum of $200.0 million. The Subscription Agreements entered into contemporaneously with the execution of the Merger Agreement permitted PIPE investors that were not Legacy View stockholders or affiliates of CF II prior to the closing to offset and reduce the number of shares that they were required to purchase at the closing by acquiring shares of Class A common stock in the open market or private transactions and not redeeming such shares in the Redemption. The PIPE investors purchased an aggregate of 42,103,156 shares of Class A common stock for an aggregate purchase price of approximately $441.1 million. Pursuant to the Subscription Agreements, the Company also agreed to register the resale of the PIPE shares.

Accounting Treatment of the Merger

Immediately before the Merger, all of Legacy View’s outstanding warrants were net exercised for shares of Legacy View Class A common stock. Upon consummation of the Merger, all holders of Legacy View Class A common stock and redeemable convertible preferred stock received shares of the Company’s Class A common stock at a deemed value of $10.00 per share after giving effect to the Exchange Ratio based on the completion of the following transactions contemplated by the Merger Agreement:

•the cancellation of each issued and outstanding share of Legacy View capital stock and the conversion into the right to receive a number of shares of View Class A common stock equal to the Exchange Ratio;

•the conversion of all outstanding Legacy View warrants into warrants exercisable for shares of View Class A common stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the Exchange Ratio; and

•the conversion of all outstanding vested and unvested Legacy View options into options exercisable for shares of View Class A common stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the Exchange Ratio.

The Merger was accounted for as a reverse recapitalization because Legacy View was determined to be the accounting acquirer. Under this method of accounting, CF II was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Company will represent a continuation of the financial statements of Legacy View with the Merger treated as the equivalent of Legacy View issuing stock for the net assets of CF II, accompanied by a recapitalization. The net assets of CF II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger are those of Legacy View. Legacy View was determined to be the accounting acquirer based on the following facts and circumstances:

•Legacy View stockholders comprised a relative majority of voting power of View;

•Legacy View had the ability to nominate a majority of the members of the board of directors of View;

•Legacy View’s operations prior to the acquisition comprising the only ongoing operations of View;

•Legacy View’s senior management comprising a majority of the senior management of View; and

•View substantially assuming the Legacy View name.

Committed Equity Facility

On August 8, 2022, we entered into a Primary Common Stock Purchase Agreement with CF Principal Investments LLC (“CFPI”), a Delaware limited liability company, and a Standby Common Stock Purchase Agreement with YA II PN, Ltd. (“Yorkville”), a Cayman Islands exempted company (collectively, the “CSPAs”). Pursuant to the CSPAs, we may issue and sell to CFPI and Yorkville, from time to time as provided in the CSPAs, and CFPI and Yorkville shall in the aggregate purchase from us, up to the lesser of (i) $100,000,000 in aggregate gross purchase price of newly issued shares of our Class A common stock, par value $0.0001 per share (the “Common Stock”), and (ii) the number of shares of Common Stock representing 19.99% of the voting power or number of shares of Common Stock issued and outstanding immediately prior to the execution of the CSPAs, subject to reduction as described in the CSPAs, in each case subject to certain conditions and limitations set forth in the CSPAs.

The CSPAs also provide that we shall issue to CFPI a number of shares of Common Stock (the “Upfront Commitment Fee”) equal to (i) $1,250,000, divided by (ii) the closing price of the Common Stock on the trading day prior to the filing of the Initial Registration Statement (as defined below). The Upfront Commitment Fee is deemed to be fully earned and non-refundable as of the date of the CSPAs, regardless of whether any purchases of Common Stock are made or settled under the CSPAs or any subsequent termination of the CSPAs.
Sales of Common Stock to CFPI and Yorkville under the CSPAs, and the timing of any sales, will be determined by us from time to time in our sole discretion, and will depend on a variety of factors, including, among other things, market conditions, the trading price of our Common Stock and determinations by us regarding the use of proceeds of such sales. The net proceeds from any sales under the CSPAs will depend on the frequency with, and prices at, which shares of Common Stock are sold to CFPI and Yorkville. We expect to use the proceeds from any sales under the CSPAs for, among other things, working capital and general corporate purposes.

Upon the initial satisfaction of the conditions to CFPI’s and Yorkville’s obligations to purchase shares of Common Stock set forth in the CSPAs (the date of initial satisfaction of all such conditions, the “Commencement Date”), including that a registration statement registering the resale by CFPI and Yorkville of such shares of Common Stock under the Securities Act of 1933, as amended, is declared effective by the U.S. Securities and Exchange Commission, and CFPI and Yorkville are permitted to utilize the prospectus therein to resell all of the shares included in such prospectus, we will have the right, but not the obligation, from time to time at our sole discretion until the earliest of (i) the first day of the month next following the date that is 36 months after the effective date of the Initial Registration Statement, (ii) the date on which CFPI and Yorkville shall have purchased, in the aggregate, $100,000,000 worth of shares pursuant to the CSPAs, (iii) the date on which the Common Stock shall have failed to be listed or quoted on The Nasdaq Global Market or an alternative market and (iv) the date on which we commence a voluntary bankruptcy case or any person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property or we make a general assignment for the benefit of our creditors, to direct CFPI and Yorkville to purchase up to a specified maximum amount of shares of Common Stock as set forth in the CSPAs by delivering written notice to CFPI or Yorkville prior to 9:00 AM, Eastern Time, on any trading day. The purchase price of the shares of Common Stock that we elect to sell to CFPI and Yorkville pursuant to the CSPAs will be 97% of the volume weighted average price of the shares of Common Stock during the applicable purchase date. Notwithstanding the foregoing, if we deliver a purchase notice for a purchase in excess of 20% of the total volume of our Common Stock traded during the applicable purchase period, the purchase price shall be the lower of (a) the volume weighted average price of the shares of Common Stock during the applicable purchase date and (b) the lowest sale price in any Block (defined as a trade in excess of 100,000 shares on a single trading day to a single purchaser) sold on the trading day following the delivery and acceptance of such purchase notice.

The CSPAs contain customary representations, warranties, conditions and indemnification obligations by each party. The CSPAs also provide that the representations and warranties of us (a) that are not qualified by “materiality” or “Material Adverse Effect” (as defined in the CSPAs) must be true and correct in all material respects as of the Commencement Date, except to the extent such representations and warranties are as of another date, in which case such representations and warranties must be true and correct in all material respects as of such other date, and (b) that are qualified by “materiality” or “Material Adverse Effect” (as defined in the CSPAs) must be true and correct as of the Commencement Date, except to the extent such representations and warranties are as of another date, in which case such representations and warranties must be true and correct as of such other date. The CSPAs also provide that the representations and warranties of us must be true and correct as described in (a) and (b) above as of a date within three trading days following each time we file (i) an Annual Report on Form 10-K and certain Annual Reports on Form 10-K/A, (ii) a Quarterly Report on Form 10-Q, (iii) certain Current Reports on Form 8-K containing amended financial information and (iv) the Initial Registration Statement, any New Registration Statement (as defined in the CSPAs) or any supplement or post-effective amendment thereto, subject to certain exceptions and in any event not more than once per calendar quarter. The representations, warranties and covenants contained in the CSPAs were made only for purposes of the CSPAs and as of specific dates, are solely for the benefit of the parties to the CSPAs and are subject to certain important limitations. We have the right to terminate the CSPAs at any time after the Commencement Date upon three trading days’ prior written notice. CFPI and Yorkville have the right to terminate the CSPAs upon three trading days’ prior written notice if, among other things, a Material Adverse Effect (as defined in the CSPAs) has occurred and is continuing.

The foregoing description of the CSPAs does not purport to be complete and is qualified in its entirety by the terms and conditions of the CSPAs, copies of which are available at www.sec.gov.

Committed Equity Facility Registration Rights Agreement

On August 8, 2022, in connection with the entry into the CSPAs, we, CFPI and Yorkville entered into a Registration Rights Agreement (the “CEF RRA”). Pursuant to the CEF RRA, we have agreed to register the resale, pursuant to Rule 415 under the Securities Act of 1933, as amended, of the shares of Common Stock that may be sold to CFPI and Yorkville pursuant to the CSPAs, including the shares constituting the Upfront Commitment Fee.

The foregoing description of the CEF RRA does not purport to be complete and is qualified in its entirety by the terms and conditions of the CEF RRA, a copy of which is available at www.sec.gov.

Convertible Notes

Investment Agreement

On October 25, 2022, we entered into an Investment Agreement (the “Investment Agreement”) with the Purchasers (as defined in the Investment Agreement), including entities affiliated with RXR, USAA Real Estate, Anson Funds and BNP Paribas Asset Management, relating to the sale by us to the Purchasers of $200.0 million aggregate principal amount of our 6.00% / 9.00% Convertible Senior PIK Toggle Notes due 2027 (the “Notes,” and the transactions contemplated by the Investment Agreement, the “Note Transactions”). Scott Rechler, one of our directors, is the Chief Executive Officer and Chairman of RXR. On October 26, 2022, we completed the sale to the Purchasers of the Notes pursuant to the Investment Agreement.

The gross proceeds from the sale of the Notes were approximately $200.0 million, prior to deducting fees and estimated offering expenses. We intend to use the net proceeds from this sale for general corporate purposes.

Subject to certain limitations, the Investment Agreement provides the Purchasers with certain registration rights for the shares of Common Stock issuable upon conversion of the Notes and exercise of the RXR Warrants (as defined below). The Investment Agreement requires us to prepare and file a registration statement with the U.S. Securities and Exchange Commission as soon as reasonably practicable after the issuance of the Notes, and in any event within ninety (90) days thereafter, to register the shares underlying the Notes and the RXR Warrants, including shares issuable upon conversion of the Notes if we were to elect the “payment-in-kind” option for the Notes for every interest payment date until maturity.

The Purchasers include new investors as well as current stockholders (some of which are affiliates), an affiliate of Cantor Fitzgerald & Co., placement agent for the Notes and our financial advisor in connection with past corporate transactions, and affiliates of RXR, a party with which we have an existing commercial relationship and with which we have engaged in prior corporate transactions.

Indenture and Issuance of Convertible Notes

The Notes were issued pursuant to an indenture (the “Indenture”), dated as of October 26, 2022, by and between us and Wilmington Trust, National Association, as trustee. The Notes are senior, unsecured obligations of ours, bearing interest at a rate of 6.00% per annum, to the extent paid in cash (“Cash Interest”), and 9.00% per annum, to the extent paid in kind through an increase in the principal amount of the Notes (“PIK Interest”). We can elect to make any interest payment through Cash Interest, PIK Interest or any combination thereof. Any PIK Interest will be paid by issuing notes (“PIK Notes”) in the form of physical notes. Such PIK Notes will bear interest from and after the date of such PIK Interest payment. Interest on the Notes is payable semi-annually in arrears on April 1 and October 1, commencing on April 1, 2023. It is expected that the Notes will mature on October 1, 2027, unless redeemed, repurchased or converted in accordance with their terms prior to such date.

The Notes are convertible at an initial conversion rate equal to 747.6636, subject to certain adjustments as provided in the Indenture. All conversions will be subject to an increased conversion rate in accordance with the Indenture, based on the Conversion Date (as defined in the Indenture).

Holders of the Notes will have the right to convert all or a portion of their Notes at any time prior to close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, holders of the Notes will receive shares of Common Stock together with cash, if applicable, in lieu of any fractional share of Common Stock unless we elect, and holders consent, to settle conversions by paying cash or delivering a combination of cash and shares of Common Stock.

We may not redeem the Notes prior to October 1, 2025. We may redeem the Notes in whole or in part, at our option, on or after October 1, 2025, and prior to the 41st scheduled trading day immediately preceding the maturity date, for cash at the applicable redemption price if the last reported sale price of the Common Stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which we provide the applicable redemption notice.

In the event of a fundamental change, holders of the Notes will have the right to require us to repurchase all or a portion of their Notes at a price equal to 100% of the capitalized principal amount of Notes, plus any accrued and unpaid interest to, but excluding, the repurchase date.

The Indenture includes customary terms and covenants, including certain events of default after which the maturity of the Notes is accelerated and the Notes become due and payable immediately. Such events of default include: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of interest on the Notes, will be subject to a 30-day cure period); (ii) our failure to send certain notices under the Indenture within specified periods of time, in certain cases if such failure is not cured within five business days; (iii) our failure to comply with certain covenants in the Indenture relating to our ability to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of us and our subsidiaries, taken as a whole, to another Person (as defined in the Indenture); (iv) our failure in our obligation to convert a Note, if such default is not cured within five business days; (v) a default by us in our other agreements under the Indenture or the Notes if such default is not cured within 60 days after notice is given in accordance with the Indenture; (vi) certain defaults by us or any “significant subsidiary” of us (within the meaning of Regulation S‑X) with respect to indebtedness for borrowed money of at least $15,000,000; (vii) certain failures by us or any significant subsidiary of us with respect to the payment of final judgments of at least $15,000,000; and (viii) certain events of bankruptcy, insolvency and reorganization involving us or any significant subsidiary of us.

The foregoing descriptions of the Indenture, the Notes and the Investment Agreement do not purport to be complete and are qualified in their entirety by the terms and conditions of the Indenture and the Investment Agreement, copies of which are available at www.sec.gov.

Strategic Agreement & RXR Warrant Agreements

On October 25, 2022, we and RXR FP Services LLC (“RXR FP”) entered into an Agreement for Strategic Planning and Consulting Services (the “Strategic Agreement”). Scott Rechler, one of our directors, is the Chief Executive Officer and Chairman of RXR. Pursuant to the Strategic Agreement, RXR FP was appointed to render strategic planning and consulting services to us.

In consideration of RXR FP’s performance of its obligations under the Strategic Agreement, we agreed to issue to RXR FP warrants (the “RXR Warrants”) to purchase, in the aggregate, 9,511,128 shares of Common Stock. On October 25, 2022, we issued the RXR Warrants to RXR FP pursuant to certain Common Stock Purchase Warrant Agreements (the “RXR Warrant Agreements”). The shares underlying the RXR Warrants vest in equal tranches over the three-year period following the initial issuance date of the RXR Warrants, with one-third of such shares vesting each year on the anniversary thereof, provided that all such shares shall vest immediately upon the occurrence of certain specified events (each, an “Early Exercise Event”). The RXR Warrants are exercisable, to the extent vested and unexercised, (1) in the case of certain of the RXR Warrants, upon the earlier of the applicable vesting date or an Early Exercise Event, and prior to 11:59 p.m., New York City time, on October 25, 2032 (the “Warrant Termination Time”), at an exercise price of $0.01 per share of Common Stock, subject to certain adjustments (the “RXR Exercise Price”), (2) in the case of certain of the RXR Warrants, upon the earlier of the applicable vesting date or any later date, provided that the closing price of the Common Stock has exceeded $1.32 (as may be adjusted) for 20 of 30 consecutive trading days prior to such applicable vesting date or such later date, or an Early Exercise Event, and prior to the Warrant Termination Time, at the RXR Exercise Price, and (3) in the case of certain of the RXR Warrants, upon the earlier of the applicable vesting date or any later date, provided that the closing price of the Common Stock has exceeded $1.58 (as may be adjusted) for 20 of 30 consecutive trading days prior to such applicable vesting date or such later date, or an Early Exercise Event, and prior to the Warrant Termination Time, at the RXR Exercise Price. The RXR Warrants may also be exercised, in whole or in part, by means of a “cashless exercise” for a number of shares as determined in the RXR Warrant Agreements. The RXR Warrants are subject to certain restrictions on transfer prior to their applicable exercise dates.

The Strategic Agreement provides RXR FP with a right of first offer, should we undertake a debt financing or equity capital raise, subject to certain exceptions, to participate in such financing or capital raise. The Strategic Agreement also gives RXR FP the right to designate one member of our board of directors (the “RXR Designee”), which designee shall be the Vice-Chairperson of our board of directors, until the earlier of (i) our fifth annual meeting of stockholders following the date of the Strategic Agreement and (ii) the end of the term of the Strategic Agreement, and provides that we shall enter into a customary indemnification and other agreements with the RXR Designee in connection with the RXR Designee’s role on our board of directors.

The Strategic Agreement shall automatically terminate upon the earliest of (i) five (5) years from the date of the Strategic Agreement, (ii) the date on which it is finally judicially determined that RXR FP has materially breached its obligations under the Strategic Agreement, and (iii) the date mutually agreed in writing by RXR FP and us.

The foregoing descriptions of the Strategic Agreement and the RXR Warrant Agreements do not purport to be complete and are qualified in their entirety by the terms and conditions of the Strategic Agreement and the RXR Warrant Agreements, copies of which are available at www.sec.gov.

Blocker Agreements

In connection with the execution of the Investment Agreement, Indenture, Strategic Agreement and RXR Warrant Agreements, on October 26, 2022, we entered into a letter agreement with each of (i) CFPI, (ii) RXR FP Investor LP and RXR FP Investor II LP, and (iii) RXR FP (each of the parties in (i), (ii) and (iii), a “Blocker Party,” and such letter agreements, collectively, the “Blocker Agreements”). The Blocker Agreements provide, among other things, that the Notes shall not be converted and the RXR Warrants shall not be exercised, as applicable, to the extent that such conversion or exercise would cause a Blocker Party to beneficially own more than a specified threshold percentage (as may be increased or decreased by the applicable Blocker Party upon 61 days’ written notice) of the Common Stock outstanding immediately following such conversion or exercise.

The foregoing description of the Blocker Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Blocker Agreements, copies of which are available at www.sec.gov.

WorxWell Acquisition

On December 1, 2021, the Company acquired certain assets associated with the WorxWell™ data analytics platform from RXR. In connection with such acquisition, the Company issued 2,000,000 shares of Class A common stock and a warrant to purchase 1,000,000 shares of Class A common stock to an affiliate of RXR. Scott Rechler, one of our directors, is the Chief Executive Officer and Chairman of RXR.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Lisa Picard, Chair
Toby Cosgrove

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (“CD&A”) is designed to provide our stockholders with an understanding of our compensation program in effect for our named executive officers (our “NEOs”) who consisted of the following continuing executive officers in 2021:

a.Rao Mulpuri, Chief Executive Officer (our “CEO”);
b.Amy Reeves, Chief Financial Officer;
c.Rahul Bammi, Chief Business Officer;
d.Nitesh Trikha, Chief Product Officer; and
e.Anshu Pradhan, Chief Technology Officer.

Our CD&A also includes discussion of the compensation received in 2021 for two former executive officers, who are included as NEOs:

a.Vidul Prakash, Former Chief Financial Officer; and
b.Harold Hughes, Former Executive Chairman.

Mr. Prakash tendered his resignation effective November 8, 2021 and Mr. Hughes tendered his resignation effective February 22, 2022. Mr. Hughes served as Executive Chairman of the Company from November 8, 2021 until his resignation on February 22, 2022, which was also the role of principal executive officer during such time. The Company initially appointed Ms. Reeves as interim Chief Financial Officer on November 8, 2021 and as permanent Chief Financial Officer on February 17, 2022.

Compensation Philosophy

The Company’s executive compensation program is designed to enable the Company to provide competitive compensation packages that attract, retain and motivate talented executives and managers while aligning management’s and stockholders’ interests in the enhancement of Company performance and stockholder value.

The Company's executive compensation program uses multiple elements to deliver a total package consisting of base salary, annual cash incentive awards and long-term incentive compensation in the form of equity awards, which are heavily weighted toward variable compensation tied to Company performance and stock price performance. The Compensation Committee reviews each element separately but also considers the relative mix of compensation and benefit offerings when making compensation decisions. In addition, the Compensation Committee retains discretion to make adjustments it deems advisable to balance the Company’s overall performance and the individual performance of the Company's executive officers with our “pay for performance” philosophy.

Executive Compensation Process

The Role of the Compensation Committee

The Compensation Committee is responsible for making compensation recommendations to the Board regarding our CEO, our CEO’s direct reports and our non-employee directors. These recommendations include base salaries, target annual cash incentive award opportunities, and overall levels of equity awards to be granted, if any, each year; and determining the amount of funding that will be available for the Employee Cash Incentive Plan (the “CIP”), among other duties expressed in its charter. The compensation decisions are based on numerous inputs and independent advice, as set forth below.

In performing these duties, the Compensation Committee evaluates the performance of our CEO, and reviews and evaluates the existing NEO compensation program. The Company expects that the compensation of our NEOs, including our CEO, will be reviewed at least annually by our Compensation Committee. The Compensation Committee has the authority to obtain advice and assistance from internal or external compensation consultants, attorneys, accountants and other advisers. The Board annually evaluates the independence of its members and has determined that each non-executive member of the Board satisfies the relevant criteria for independence under the applicable SEC rules and the listing standards of the Nasdaq Global Market.

The Compensation Committee considers multiple factors to ensure that compensation packages are consistent with our “pay for performance” philosophy and that we remain competitive in the market for talent, especially in light of a recent hyper-competitive compensation environment. The Compensation Committee considers the following important factors as part of its decision-making process: Company performance, individual leadership and performance assessments, competitive market compensation levels, job scope, individual skills and experience, the relative importance of the individual’s role, internal pay equity, historical pay levels and individual equity holdings.

The Role of the Independent Compensation Consultant

Compensia, Inc., a national compensation consulting firm (“Compensia”), served as the Compensation Committee’s independent compensation consultant for purposes of providing compensation consulting services in 2021. Compensia reports directly to the Compensation Committee and works collaboratively with management and the Compensation Committee. Pursuant to applicable SEC rules and the listing standards of the Nasdaq Global Market, the Compensation Committee assessed the independence of Compensia and concluded that no conflict of interest was raised by the work performed by Compensia that would prevent Compensia from independently advising the Compensation Committee. Compensia does not perform other non-compensation related services for the Company and will not do so without the prior consent of the Compensation Committee.

The Role of Management

As part of its review and determination of the Company’s compensation objectives, philosophy, programs and decisions, the Compensation Committee works with and receives advice and recommendations from our CEO (other than with respect to his own compensation). The Compensation Committee considers the recommendations of our CEO (other than with respect to his own compensation), together with the review by its compensation consultant, in making independent recommendations and determinations regarding executive compensation. Our CEO attends all Compensation Committee meetings other than those portions that are held in executive session, and he is not present during voting or deliberations on matters involving his compensation in accordance with the Compensation Committee’s charter.

Competitive Positioning

The Compensation Committee believes that peer group comparisons are useful guides to evaluate the competitiveness of our executive compensation program and related policies and practices. For purposes of assessing the compensation of our executive officers, including our NEOs, against the competitive market, going forward the Compensation Committee intends to review and consider the compensation levels and practices of a select group of peer companies. This compensation peer group will consist primarily of technology companies that are similar to us in terms of revenue, market capitalization and industry focus. The competitive data drawn from this compensation peer group is only one of several factors that the Compensation Committee intends to consider in making decisions with respect to the compensation of our executive officers.

A compensation peer group was not used in negotiating the compensation arrangements of our executive officers, including our NEOs, in connection with our initial public offering or in setting their annual base salaries and target annual cash incentive award opportunities for 2021.

Elements of Executive Compensation

The Company’s 2021 executive compensation program consisted of the following elements, which were heavily weighted toward variable compensation tied to Company performance and stock price performance:

Compensation Element			Purpose	Design
Fixed	Annual	Base Salary	Recognize performance of job responsibilities and attract and retain individuals with superior talent	Fixed compensation, payable in cash
Variable	Annual	Annual Incentive Plan	Focus, motivate and reward executive officers for achieving annual financial and business objectives	Short-term cash incentive compensation based on revenue and EBITDA performance
	Long-Term	Market-Based Restricted Stock Units	Encourage retention of top talent and promote an employee ownership culture over the long- term	Vesting based on achievement of both (i) achievement of stock prices of $15 and $20, and (ii) four-year time vesting
	Long-Term	Stock Options	Encourage achievement of superior results for stockholders over the long-term and align interests of executive officers and stockholder interests	Four-year time vesting

Base Salary

Base salaries provide a fixed level of cash compensation for our executive officers, including our NEOs. When setting salaries, the Compensation Committee considers each executive officer’s responsibilities and performance against job expectations, experience and tenure as well as the impact of base salary on other compensation elements. The Compensation Committee’s review of these factors is subjective and no fixed value or weight is assigned to any specific factor when making salary recommendations. The table below sets forth the annual base salaries approved for each of our NEOs for 2021 and 2020, as well as the percentage year-over-year change.

Named Executive Officer	2021 Base Salary	2020 Base Salary	Percentage Increase [1]
Current Named Executive Officers:
Rao Mulpuri	$500,000	$500,000	0%
Amy Reeves	$350,000	N/A	N/A
Rahul Bammi	$350,000	$350,000	0%
Anshu Pradhan	$350,000	$325,000	8%
Nitesh Trikha	$350,000	$325,000	8%
Former Named Executive Officers:
Vidul Prakash	$350,000	$350,000	0%
Harold Hughes	$250,000	N/A	N/A
______________
(1)Reflects base salary increases from $325,000 to $350,000 with respect to Messrs. Trikha’s and Pradhan’s promotions to Chief Product Officer and Chief Technology Officer, respectively, in April, 2021. Reflects base salary increase from $300,000 to $350,000 in connection with Ms. Reeves’ promotion to interim CFO on November 8, 2021. Reflects annual salary established for Mr. Hughes in connection with his appointment as Executive Chairman on November 8, 2021.

The base salaries paid to our NEO’s during 2021 are set forth in the “2021 Summary Compensation Table” below.

Annual Cash Incentive Compensation — Cash Incentive Plan (“CIP”)

In May 2021, the Company established the CIP. The CIP is designed to motivate and reward our executive officers, including our NEOs, for achieving the Company’s short-term financial and operational objectives and the executive officers’ individual objectives. Each year, the Compensation Committee develops a recommended target annual cash incentive award opportunity for each executive officer expressed as a percentage of their annual base salary, subject to the achievement of pre-established corporate and individual goals, as described below. These recommendations are later approved by the Company’s board. The target annual cash incentive award opportunities of our NEOs as a percentage of base salary for 2021 were as follows:

	2021 CIP Target
Named Executive Officer	Target Payout[2]	% of Base Salary
Current Named Executive Officers:
Rao Mulpuri	$500,000	100%
Amy Reeves	$90,000	30%
Rahul Bammi	$210,000	60%
Anshu Pradhan	$210,000	60%
Nitesh Trikha	$210,000	60%
Former Named Executive Officers:
Vidul Prakash	$210,000	60%
Harold Hughes[1]	$—	—%
______________
(1)Mr. Hughes was not eligible to participate in the 2021 CIP.
(2)Based on salary effective as of May 1, 2021 or initial hire date.

Payouts under the CIP could range from 50% to 150% of the target annual cash incentive award opportunity based on performance relative to pre-established performance goals. If the threshold amount was not achieved for a particular performance metric, no amount was to be paid for that metric. However, the Compensation Committee retained absolute discretion to modify or eliminate any annual cash incentive awards if the Compensation Committee determined such actions were warranted. The metrics chosen by the Compensation Committee to measure corporate performance for determining payouts under the CIP were Revenue and EBITDA (as calculated in accordance with GAAP), each of which had a 50% weighting. The 2021 performance targets and actual results for these metrics were as follows:

2021 Targets
	Threshold	Target	Max
Revenue	$50,000,000	$75,000,000	$100,000,000
EBITDA	$(225,000,000)	$(200,000,000)	$(200,000,000)
Pool Funding	50%	100%	150%

2021 Performance Results
	2021 Actuals	% of Target
Revenue	$74,007,000	98.7%
EBITDA	$(230,021,000)	85.0%
CIP Funding	$—	—%

Despite the Compensation Committee’s assessment that our executive officers effectively managed a significant number of meaningful external challenges, including operating in the face of a global pandemic, as well as delivering on our top line Revenue growth targets, our 2021 EBITDA performance was below expected level. In addition, the Company’s stock price fell significantly over 2021 from its initial public offering price. Given these factors, combined with the Company’s current cash position, the Compensation Committee recommended and the board determined that the CIP pool should not be funded in 2021. As a result, no payouts were made to our executive officers, including our NEOs under the CIP for 2021.

Long-Term Incentive Compensation

We believe that providing long-term incentives in the form of equity awards encourages our executive officers, including our NEOs, to take a long-term outlook and provides them with an incentive to manage the Company from the perspective of an owner with an equity stake in the business. By providing opportunities for our employees, including our NEOs, to benefit from future successes in the Company through the appreciation of the value of their equity awards, the Compensation Committee and Board believe that equity awards align employees’ interests and contributions with the long-term interests of our stockholders. In addition, the Compensation Committee and Board believe that offering meaningful equity ownership in the Company is helpful in retaining our executive officers and other key employees.

At the closing of our initial public offering on March 8, 2021, certain of our NEOs were granted performance-based restricted stock unit (“RSU”) awards for shares of our Class A Common Stock (“Officer RSUs”) and options to purchase shares of our Class A Common Stock (“Officer Options” and together with the Officer RSUs, the “Officer Awards”) under the 2021 Equity Incentive Plan in the amounts set forth next to each NEO’s name in the table below. Ms. Reeves had not joined the Company at the time of the initial public offering and Mr. Hughes was a non-employee director at the time of the initial public offering.

Executive Officer	Officer Options (#)	Officer RSUs (#)
Current Named Executive Officers:
Rao Mulpuri	—	7,500,000
Rahul Bammi	700,000	700,000
Anshu Pradhan	700,000	700,000
Nitesh Trikha	700,000	700,000
Former Named Executive Officers:
Vidul Prakash	1,000,000	1,000,000

Upon grant the Officer RSUs were subject to both time-based and market-based vesting conditions. The Board approved an amendment, effective September 8, 2022, which provides that the performance-based vesting conditions applicable to the Officer RSUs are no longer applicable as of such date, and the awards will continue to vest subject only to the time-based vesting conditions. The Officer RSUs time-vest over a four-year period beginning on March 8, 2021, the date of closing of our initial public offering (with 25% vesting on the 12-month anniversary of the closing and the remaining 75% subject to vesting on a monthly basis over the following 36 months). The Officer Options vest as to 25% of the shares of our Class A common stock subject to each NEO’s grant of Officer Options on the 12-month anniversary of the March 8, 2021, the date of closing of our initial public offering, and the remaining 75% of the shares of our Class A common stock subject to each Officer Option vest ratably on a monthly basis over the 36 months subsequent to this 12-month anniversary.

The CEO Equity Incentive Plan and CEO Option Award

In March 2021, our Board adopted and our stockholders approved the CEO Equity Incentive Plan. The CEO Equity Incentive Plan became effective immediately upon the closing of our initial public offering and Dr. Mulpuri received an option to purchase 25,000,000 shares of our Class A Common Stock at an exercise price of $10.00 per share under the CEO Equity Incentive Plan (the “CEO Option Award”), which vests and becomes exercisable upon satisfaction of the performance conditions set forth in the table below, contingent upon Dr. Mulpuri’s continued employment as Chief Executive Officer or as Executive Chairman of the Company on each such vesting date. If Dr. Mulpuri is still employed by the Company in a role other than the specified roles above, the option shares will no longer be able to vest under the CEO Option Award, but Dr. Mulpuri can continue to hold unexercised vested option shares for the full term of the CEO Option Award.

Tranche	Option Shares (#)	Average 60-day Trading Price per Share of the Combined Entity ($)
1	2,500,000	$20.00
2	2,500,000	30.00
3	2,500,000	40.00
4	2,500,000	50.00
5	2,500,000	60.00
6	2,500,000	70.00
7	2,500,000	80.00
8	2,500,000	90.00
9	2,500,000	100.00
10	2,500,000	$110.00

In addition to the vesting and performance conditions described above, the CEO Option Award requires that Dr. Mulpuri retain and hold any shares of our Class A common stock acquired upon exercise of the CEO Option Award (net of amounts sold to satisfy tax obligations) for a period of at least 12 months while he is still providing services to the Company.

The equity awards granted to our NEO’s during 2021 are set forth in the “2021 Summary Compensation Table” and the “2021 Grants of Plan-Based Awards Table” below.

Other Policies and Elements of Executive Compensation

Employment Agreements with Executive Officers

The Company maintains employment agreements with our executive officers, including our NEOs (except Mr. Hughes), pursuant to which each is entitled to certain payments, rights and benefits in connection with a termination of employment without Cause (as such term is described below) or by the NEO for Good Reason (as such term is described below) in connection with a change in control of the Company.

The employment agreements with each of our NEOs (except Mr. Hughes) provide that if the executive officer’s employment is terminated for any reason, the executive officer will receive payment of his or her base salary through the date of termination, reimbursement by the Company of any claims for reimbursement, payment of any accrued but unused PTO and any other accrued rights under any other of our employee benefit plans. In the event the NEO’s employment is terminated by us without Cause or the executive officer resigns for Good Reason as of or within the 13-month period following a Change in Control (as such term is described below), the executive officer will receive (i) a lump-sum payment equal to 100% of his or her base salary, (ii) a lump-sum payment equal to his or her target annual cash incentive award opportunity under our annual bonus program in which he or she participates (assuming achievement of 100% of the applicable performance target(s)), (iii) up to 12 months of Company-paid COBRA premiums and (iv) accelerated vesting of 100% of his or her outstanding equity awards (including, without limitation, the executive officer’s stock options), subject to the NEO signing and not revoking our then-standard separation agreement and release of claims in favor of the Company.

In addition to the payments and benefits described above, Dr. Mulpuri’s employment agreement also provides for severance payments and benefits in the event his employment terminates prior to a Change in Control. Specifically, upon termination of his employment by the Company without Cause or his resignation for Good Reason, in either case prior to a Change in Control, Dr. Mulpuri would receive (i) continued payment of his base salary for 12 months following such termination, (ii) a lump-sum payment equal to his target annual cash incentive award opportunity under the Company’s annual bonus program in which he participates, assuming achievement of 100% of the applicable performance target(s), (iii) up to 12 months of Company-paid COBRA premiums and (iv) accelerated vesting of that portion of his then-outstanding equity awards (including, without limitation, his stock options) that would have become vested had Dr. Mulpuri continued employment for a period of 12 months following his termination date, subject to Dr. Mulpuri signing and not revoking our then-standard separation agreement and release of claims in favor of the Company.

“Cause” for purposes of the NEOs’ employment agreements means (1) conviction of any felony or conviction of any crime involving moral turpitude or dishonesty; (2) participation in a fraud or act of dishonesty against the Company; (3) willful and material breach of the executive officer’s duties that has not been cured within 30 days after written notice from the Company of such breach; (4) intentional and material damage to the Company’s property; or (5) material breach of the executive officer’s confidential information agreement.

“Good Reason” for purposes of the NEOs’ employment agreements means (1) a material reduction of the executive officer’s authority, duties or responsibilities; (2) a material reduction by the Company (or its successor) in the executive officer’s base salary as in effect immediately prior to such a reduction, unless the Company also similarly reduces the base salaries of all other executive officers of the Company; (3) a material change in the geographic location of the executive officer’s primary work facility or location; provided that a relocation of 50 miles or less from the executive officer’s then present location or to the executive officer’s home as his or her primary work location will not be considered a material change in geographic location; (4) the Company’s material breach of any provision of the employment agreement; or (5) the failure of our successor to assume the employment agreement in connection with a Change in Control. In order for an event to qualify as Good Reason, the NEO must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of (or, if later, the executive officer’s knowledge of) the grounds for “Good Reason” and providing a reasonable cure period of not less than 30 days following the date of such notice, and such grounds must not have been cured during such time.

Refer to “Executive Compensation Tables — Potential Payments Upon Termination or Change in Control” below for a discussion of the estimated payments to our current NEOs in the event of a termination of employment or a change in control of the Company as of December 31, 2021, and a discussion of why our former NEOs were not eligible to receive any payments or benefits in connection with their termination of employment.

401(k) Plan

We sponsor a tax-qualified defined contribution plan (the “Section 401(k) plan”) under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”) for all employees, including our NEOs. Employees of the Company are eligible to participate in the Section 401(k) plan and receive employer contributions upon reaching age 18. Participants may contribute between 1% and 90% of their earnings. In February 2019, Legacy View started making discretionary matching contributions to the Section 401(k) plan on behalf of employees who are eligible to participate in the Section 401(k) plan. The Company matches 50% of an employee’s salary deferrals or 3% of the employee’s Section 401(k) eligible earnings, whichever is less. The total matching does not exceed the match allocated based on IRS annual compensation limits, which was $290,000 in 2021. The maximum match based on this compensation limit was $8,700 in 2021.

Pension Benefits

None of our executive officers, including any of our NEOs, participated in any defined benefit pension plans in 2021.

Nonqualified Deferred Compensation

None of our executive officers, including any of our NEOs, participated in any non-qualified deferred compensation plans, supplemental executive retirement plans or any other unfunded retirement arrangements in 2021.

Other Benefits and Perquisites

We provide benefits to our executive officers, including our NEOs, on the same basis as provided to all of our employees, including health, dental and vision insurance; life insurance; accidental death and dismemberment insurance; short-term and long-term disability insurance; a health savings account and flexible spending accounts. We do not maintain any executive-specific benefit or perquisite programs outside of financial planning services.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Code limits the amount that we may deduct from our U.S. federal taxable income for compensation paid to persons who are “covered employees” for purposes of Section 162(m), to $1 million per covered employee per year. While we are mindful of the benefit of full tax deductibility of compensation, we also value the flexibility of compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee and the Board may approve compensation that may not be fully deductible because of the limitation of Section 162(m).

No Tax Reimbursement of Parachute Payments and Deferred Compensation

We did not provide any executive officer, including any NEO, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999, or 409A of the Code during 2021, and we have not agreed and are not otherwise obligated to provide any executive officer, including any NEO, with such a “gross-up” or other reimbursement.

Accounting Treatment

We account for stock-based compensation in accordance with the authoritative guidance set forth in ASC Topic 718, which requires companies to measure and recognize the compensation expense for all share-based awards made to employees and directors, including options and RSU awards, over the period during which the award recipient is required to perform services in exchange for the award.

Compensation Policies and Practices as they Relate to Risk Management

Our management team and our Compensation Committee, with the assistance of Compensia, each play a role in evaluating and mitigating any risk that may exist relating to our compensation plans, practices, and policies for all employees, including our executive officers. Our Compensation Committee is required to annually review the relationship between the Company’s risk management policies and practices and the incentive compensation provided to the Company’s employees to confirm that the Company’s incentive compensation does not encourage unnecessary or excessive risks. Overall, the

Compensation Committee believes the Company’s compensation programs are balanced and focused on the long-term interests of our stockholders. Under the Company’s compensation structure, management can achieve the highest amount of compensation through consistent superior performance over extended periods of time. This incentivizes management to manage the Company for the long-term and to avoid excessive risk-taking in the short term. Goals and objectives reflect a balanced mix of quantitative and qualitative performance measures to avoid excessive weight on a single performance measure and the elements of compensation are similarly balanced among cash, time-vesting awards, and performance-based awards.

Rule 10b5-1 Sales Plans

Our executive officers and members of our Board may adopt written plans in the future, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our capital stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades under parameters established by the individual when entering into the plan, without further direction from them. The executive officer or director may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time.

Executive Compensation Tables

Compensation Realized in 2021

Notwithstanding the amounts reported in the “Total” column of the 2021 Summary Compensation Table below, the compensation actually paid to or earned by our NEOs in 2021 was limited solely to their annual base salaries ($500,000 in the case of our CEO, $159,231 in the case of Ms. Reeves (reflecting her partial year of service), $350,000 in the case of Mr. Bammi, and $340,865 in the case of Messrs. Pradham and Trikha). Further, we note that our CEO took a voluntary reduction in his annual base salary in 2020 from $500,000 to $70,000 from April 19, 2020 to September 21, 2020 as one of our cost-savings initiatives resulting from the COVID-19 pandemic.

Annual Cash Incentive Compensation. With respect to our short-term incentives, in February 2022 the Compensation Committee, after considering that we did not achieve the threshold performance level for our EBITDA performance measure in 2021 under our Employee Cash Incentive Plan (the “CIP”), as well as noting the significant decline in the market price of our Class A common stock following our initial public offering and our then-current cash position, determined not to make any payouts under the CIP to our NEOs for 2021. This marked the third consecutive year in which none of our NEOs (with one nominal exception) received a bonus under our short-term incentive program.

Long-Term Incentive Compensation. With respect to our long-term incentives, the CEO Option Award and the Officer Options granted in March 2021 at the time of our initial public offering were “underwater” (that is, their exercise price exceeded the market price of the underlying shares of our Class A common stock) on December 31, 2021 and continue to be significantly “underwater” as of June 10, 2022, thereby providing no economic value to our NEOs. As designed, these equity awards will not provide any economic benefit to our NEOs unless and until our stockholders receive a meaningful return on their investment in the Company. Similarly, by their initial terms the Officer RSUs that were granted in March 2021 would not vest and be earned until the closing price of our Class A common stock equals or exceeds price triggers of $15.00 per share and $20.00 per share over a 60-trading day period that end on March 8, 2025. Pursuant to an amendment approved by the Board on August 5, 2022, the performance-based vesting conditions applicable to the Officer RSUs are no longer applicable effective September 8, 2022, and following such date, are subject only to the time-based vesting conditions.

Summary Compensation Table

The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2021, 2020 and 2019:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) [1]	Option Awards ($) [1]	Nonequity Incentive Plan Comp- ensation ($)	All other Compensation ($) [2]		Total ($)
Current Named Executive Officers:
Rao Mulpuri	2021	500,000		—	45,936,503	88,375,655	—	24,345	[3]	134,836,503
Chief Executive Officer	2020	317,287	[4]	—	—	—	—	8,550		325,837
	2019	500,000		—	—	—	—	8,400		508,400
Amy Reeves	2021	159,231	[5]	—	—	—	—	3,729		162,960
Chief Financial Officer
Rahul Bammi	2021	350,000		—	4,287,407	3,068,381	—	17,772	[7]	7,723,560
Chief Business Officer	2020	350,000		—	—	—	—	10,166		360,166
	2019	350,000		70,000	—	—	—	9,257		429,257
Anshu Pradhan	2021	340,865	[6]	—	4,287,407	3,068,381	—	11,442		7,708,095
Chief Technology Officer
Nitesh Trikha	2021	340,865	[6]	—	4,287,407	3,068,381	—	6,103		7,702,756
Chief Product Officer
Former Named Executive Officers:
Vidul Prakash	2021	304,231	[8]	—	6,124,867	4,383,402	—	66,423		10,878,923
Chief Financial Officer	2020	350,000		—	—	—	—	8,550		358,550
	2019	262,500	[9]	55,233	5,000,000	—	—	7,094		5,324,827
Harold Hughes	2021	38,462	[10]	—	—	—	—	1,664		40,126
Executive Chairman
______________
(1)The amounts reported in the “Stock Awards” and “Option Awards” columns do not reflect compensation actually received by the NEO. Instead, the amounts reported are the aggregate grant date fair value computed in accordance with the provisions of FASB ASC Topic 718, excluding the effect of estimated forfeitures. For information regarding the assumptions used in determining the fair value of an award, please refer to Note 14 to our financial statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on June 15, 2022.
(2)The amounts reported in the “All Other Compensation” column include the Company’s matching contribution to the Section 401(k) plan, premiums paid to a third party for personal financial planning services and health and welfare premium payments.
(3)Includes premiums paid to a third party of $14,658 made by the Company on Dr. Mulpuri's behalf for personal financial planning services.
(4)Reflects voluntary reduction in Dr. Mulpuri’s annual base salary from $500,000 to $70,000 from April 19, 2020 to September 21, 2020 in conjunction with the Company’s cost savings initiatives resulting from the COVID-19 pandemic.
(5)Reflects pro-rata portion of $300,000 annual base salary earned by Ms. Reeves’s from her start date on June 16, 2021 to November 8, 2021 when she was appointed Interim Chief Financial Officer and the pro-rata portion of $350,000 annual base salary from her appointment date as interim Chief Financial Officer to year-end.
(6)Reflects base salary increase from $325,000 to $350,000 on April 25, 2021.
(7)The amount reported in the “All Other Compensation” column includes premium payments of $7,731 made by the Company on Mr. Bammi’s behalf for premiums paid to a third party for personal financial planning services and a $825 medical waiver.
(8)Reflects pro-rata portion of $350,000 annual base salary until Mr. Prakash’s separation from the Company on November 8, 2021.
(9)Reflects pro-rata portion of $350,000 annual salary earned from Mr. Prakash’s start date from March 2019 to year-end.
(10)Reflects pro-rata portion of $250,000 annual base salary earned by Mr. Hughes as Executive Chairman from November 8, 2021 to December 31, 2021. See “2021 Director Compensation Table” above for a description of the compensation received by Mr. Hughes for his service as an independent director prior to November 8, 2021.

2021 Grants of Plan Based Awards Table

The following table shows all plan-based awards granted to our NEOs during 2021. The unvested portion of the stock awards identified in the table below are also reported in the 2021 Outstanding Equity Awards at Fiscal Year End Table that follows.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [3]			All Other Stock Awards: Shares of Stock or Units (#) [2]	Grant Date Fair Value of Stock Awards ($)
Named Executive Officer	Grant Date	Approval Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Threshold (#)	Target (#)	Maximum (#)
Current Named Executive Officers:
Rao Mulpuri	5/10/2021	5/10/2021	250,000	500,000	750,000
	3/8/2021	3/8/2021				2,500,000		25,000,000		88,375,655
	3/8/2021	3/8/2021				3,750,000		7,500,000		45,936,503
Amy Reeves	5/10/2021	5/10/2021	45,000	90,000	135,000
Rahul Bammi	5/10/2021	5/10/2021	105,000	210,000	315,000
	3/8/2021	3/8/2021				350,000		700,000		4,287,407
	3/8/2021	3/8/2021							700,000	3,068,381
Nitesh Trikha	5/10/2021	5/10/2021	105,000	210,000	315,000
	3/8/2021	3/8/2021				350,000		700,000		4,287,407
	3/8/2021	3/8/2021							700,000	3,068,381
Anshu Pradhan	5/10/2021	5/10/2021	105,000	210,000	315,000
	3/8/2021	3/8/2021				350,000		700,000		4,287,407
	3/8/2021	3/8/2021							700,000	3,068,381
Former Named Executive Officers: [5]
Vidul Prakash [4]	5/10/2021	5/10/2021	105,000	210,000	315,000
	3/8/2021	3/8/2021				500,000		1,000,000		6,124,867
	3/8/2021	3/8/2021							1,000,000	4,383,402
______________
(1)The amounts reported in the “Estimated Future Payouts under Non-Equity Incentive Plan Awards” columns are estimated potential payouts for 2021 to our NEOs based on the 2021 target annual cash incentive award opportunities under the Employee Cash Incentive Plan (the “CIP”) discussed under “Compensation Discussion & Analysis — Elements of Executive Compensation.” No bonuses were received by our NEOs for fiscal year 2021.
(2)Reflects Officer Options granted under the 2021 Equity Incentive Plan which are subject to vesting conditions as further described above under “Compensation Discussion & Analysis - “Long-Term Incentive Compensation.”
(3)With respect to the amounts reported in the “Estimated Future Payouts under Equity Incentive Plan Awards” columns, for the Officer RSUs and the CEO Option Award which were subject to performance-based conditions as of December 31, 2021, as further described above under “Compensation Discussion & Analysis - “Long-Term Incentive Compensation,” the amounts reported shown in the “Threshold” column assume the lowest level of performance would be achieved with respect to the performance conditions. These are the amounts reflected in the “2021 Summary Compensation Table.” The amounts reported shown in the “Maximum” column assume the highest level of performance would be achieved with respect to the performance conditions. As further described above under “Compensation Discussion & Analysis - Long-Term Incentive Compensation,” the Officer RSUs were subject to both time-based and performance-based vesting conditions upon grant and as of December 31, 2021, and were subsequently amended and are no longer subject to the performance-based vesting conditions.
(4)Mr. Prakash was not eligible to receive a CIP payout for 2021, because he was not employed by the Company as of December 31, 2021.
(5)Mr. Hughes was not eligible to participate in the CIP and was not granted any equity awards as an executive officer of the Company. See “Director Compensation” for a description of compensation paid to Mr. Hughes for his service as an independent board member during 2021.

2021 Outstanding Equity Awards at Fiscal Year-End Table

The following table shows all outstanding equity awards held by our NEOs as of December 31, 2021. Unvested stock awards reported in the 2021 Grants of Plan Based Awards Table above are also included in the table below.

	Option Awards					RSU Awards
Name	# of Securities Underlying Unexercised Options (#) Exercisable	# of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		# of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) [1]
Current Named Executive Officers:
Rao Mulpuri	135,973	—	9.04	9/4/2022	[2]
	249,937	—	11.62	8/13/2024	[3]
	249,937	—	11.62	11/12/2025	[4]
	9,336,975	2,775,850	9.04	11/21/2028	[5]
		25,000,000	10.00	3/8/2031	[6]
						7,500,000	29,325,000

Amy Reeves	—	—	—		[19]	—	—	[19]

Rahul Bammi	209,249	—	15.92	8/25/2026	[7]
	1,530,920	455,136	9.04	11/21/2028	[8]
	—	700,000	10.00	3/8/2031	[9]
						700,000	2,737,000

Anshu Pradhan	11,625	—	9.04	9/4/2022	[10]
	18,600	—	15.77	5/5/2026	[11]
	268,833	79,916	9.04	12/4/2028	[12]
	65,394	50,855	9.04	11/13/2029	[13]
	—	700,000	10.00	3/8/2031	[14]
						700,000	2,737,000

Nitesh Trikha	32,550	2,324	15.92	5/17/2027	[15]
	215,067	63,933	9.04	12/4/2028	[16]
	62,972	53,277	9.04	11/13/2029	[17]
	—	700,000	10.00	3/8/2031	[18]
						700,000	2,737,000

Former Named Executive Officers:
Vidul Prakash	—	—	—		[19]

Harold Hughes	—	—	—		[19]
______________
(1)The amounts reported in the “Market Value of Shares or Units of Stock That Have Not Vested” column reflect the aggregate fair market value of the Officer RSUs on December 31, 2021, based on the closing price of our Class A common stock of $3.91 per share as reported on the Nasdaq Global Select Market. The Officer RSUs were subject to both time-based and performance-based vesting conditions upon grant and as of December 31, 2021, and were subsequently amended, as further described above under “Compensation Discussion & Analysis - Long-Term Incentive Compensation.”
(2)This option vested in full on August 24, 2016.
(3)This option vested in full on August 1, 2019.
(4)This option vested in full on November 12, 2018.
(5)This option vests in equal monthly installments from the vesting commencement date until November 1, 2022.
(6)This amount represents the number of unvested shares subject to the CEO Option Award as of December 31, 2021, as further described above under “Compensation Discussion & Analysis - The CEO Equity Incentive Plan and CEO Option Award.”
(7)This option vested in full on June 1, 2016.
(8)This option vests in equal monthly installments over four years until November 1, 2022.

(9)This option vests with respect to one-quarter of the shares of our Class A common stock underlying the option on the one-year anniversary of the vesting commencement date and the remaining three-quarters of the shares underlying the option vest in equal monthly installments over the subsequent three years until March 8, 2025.
(10)This option vested in full on September 4, 2015.
(11)This option vested in full on May 5, 2021.
(12)This option vests in equal monthly installments over four years until November 1, 2022.
(13)This option vests in equal monthly installments over four years until September 1, 2023.
(14)This option vests with respect to one-quarter of the shares of our Class A common stock underlying the option on the one-year anniversary of the vesting commencement date and the remaining three-quarters of the shares underlying the option vest in equal monthly installments over the subsequent three years until March 8, 2025.
(15)This option vests with respect to 20% of the shares of our Class A common stock underlying the option on the first anniversary of the date of grant and the remaining 80% of the shares underlying the option vest as to 1/60th of the total option shares on a monthly basis for four years until April 1, 2022.
(16)This option vests in equal monthly installments over four years until November 1, 2022.
(17)This option vests in equal monthly installments over four years until September 1, 2023.
(18)This option vests with respect to one-quarter of the shares of our Class A common stock underlying the option on the one-year anniversary of the vesting commencement date and the remaining three-quarters of the shares underlying the option vest in equal monthly installments over the subsequent three years until March 8, 2025.
(19)Ms. Reeves and Messrs. Prakash and Hughes did not hold any outstanding equity awards as of December 31, 2021.

2021 Option Exercises and Stock Vested Table

The following table shows all stock options exercised by our NEOs during 2021 and the value realized upon exercise. No stock awards held by our NEOs vested during 2021.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) [1]
Current Named Executive Officers:
Rao Mulpuri	28,982	322,234
Amy Reeves	—	—
Rahul Bammi	—	—
Anshu Pradhan	4,650	3,999
Nitesh Trikha	—	—
Former Named Executive Officers:
Vidul Prakash	—	—
Harold Hughes	—	—
______________
(1)The aggregate value realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our Class A common stock on the date of exercise and the aggregate exercise price of the option.

Potential Payments Upon Termination or Change in Control

Equity Award Acceleration

In the event of a “change in control” or “merger” of the Company, as defined in our equity plan, each outstanding option or equity award will be assumed or an equivalent option or award substituted by the successor company. In the event that the successor company refuses to assume or substitute for the option or equity award, the participant will fully vest in and have the right to exercise all of his or her options or stock appreciation rights, including shares as to which such awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change in control, the administrator of the plan will notify the participant that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the administrator, and the option or stock appreciation right will terminate upon the expiration of such period.

The form of award agreement for the 2021 Equity Incentive Plan, provides that if a successor company assumes outstanding options or awards or substitutes for options or awards with an equivalent award, then if following such assumption or substitution the participant’s status as an employee or employee of the successor company, as applicable, is terminated by the successor company as a result of an “Involuntary Termination” other than for “Cause” within 12 months following the change in control, the option or award will immediately vest and become exercisable as to 100% of the shares subject to the option or award.

Employment Agreements with Executive Officers

The Company has entered into employment agreements with each of its NEOs, except Mr. Hughes, pursuant to which each is entitled to certain payments, rights and benefits in connection with a termination of employment by the Company without Cause (as such term is described below) or by the NEO for Good Reason (as such term is described below) in connection with a change in control of the Company. As a part of the Business Combination, we did not enter into new employee agreements with any of our NEOs, and, as such, our employment agreements with our NEOs remain those entered into by Legacy View. A description of the key terms of our NEOs’ current employments agreements is set forth below:

The employment agreements with each of our NEOs (except Mr. Hughes) provide that if the executive officer’s employment is terminated for any reason, the executive officer will receive payment of his or her base salary through the date of termination, reimbursement by the Company of any claims for reimbursement, payment of any accrued but unused PTO and any other accrued rights under any other of our employee benefit plans. In the event the NEO’s employment is terminated by us without Cause or the executive officer resigns for Good Reason as of or within the 13-month period following a Change in Control, the executive officer will receive (i) a lump-sum payment equal to 100% of his or her base salary, (ii) a lump-sum payment equal to his or her target annual cash incentive opportunity under our annual bonus program in which the executive officer participates (assuming achievement of 100% of the applicable performance target(s)), (iii) up to 12 months of Company-paid COBRA premiums and (iv) accelerated vesting of 100% of his or her outstanding equity awards (including, without limitation, his or her stock options), subject to applicable market and performance based thresholds, and subject to the executive officer signing and not revoking our then-standard separation agreement and release of claims in favor of the Company.

In addition to the payments and benefits described above, Dr. Mulpuri’s employment agreement also provides for severance payments and benefits in the event his employment terminates prior to a Change in Control. Specifically, upon termination of his employment by the Company without Cause or his resignation for Good Reason, in either case prior to a Change in Control, Dr. Mulpuri will receive (i) continued payment of the his base salary for 12 months following such termination, (ii) a lump-sum payment equal to his target annual cash incentive opportunity under the Company’s annual bonus program in which he participates, assuming achievement of 100% of the applicable performance target(s), up to 12 months of Company-paid COBRA premiums and accelerated vesting of that portion of his then-outstanding equity awards (including, without limitation, his stock options) that would have become vested had Dr. Mulpuri continued employment for a period of 12 months following his termination date, subject to Dr. Mulpuri signing and not revoking the Company’s then-standard separation agreement and release of claims in favor of the Company.

Potential Payments Upon Termination or Change in Control

The value of the payments and benefits that would be payable to Dr. Mulpuri, Ms. Reeves and Messrs. Bammi, Trikha and Pradhan assuming a qualifying termination of employment on December 31, 2021, in connection with a change in control of the Company, is included in the chart below.

	Salary	Bonus	Equity [1]	Benefits [2]	Total
Current Named Executive Officers:
Rao Mulpuri	$500,000	$500,000	$—	$28,745	$1,028,745
Amy Reeves	300,000	90,000	—	28,745	418,745
Rahul Bammi	350,000	210,000	—	28,745	588,745
Nitesh Trikha	350,000	210,000	—	28,745	588,745
Anshu Pradhan	350,000	210,000	—	—	560,000
Former Named Executive Officers:
Vidul Prakash [3]	—	—	—	—	—
Harold Hughes [3]	$—	$—	$—	$—	$—
______________
(1)Based on the closing price of our Class A common stock of $3.91 per share as reported on the Nasdaq Global Market on December 31, 2021, all awards held were either unvested due to insufficient stock price or, in the case of options, below the applicable exercise price.
(2)“Other Benefits” reflects the value of 12 months COBRA as of December 31, 2021.

(3)Mr. Prakash was not eligible to receive potential change in control payments and benefits assuming a qualifying termination of employment on December 31, 2021 as he was not employed with the Company on such date. Nor did Mr. Prakash receive any payments or benefits in connection with the termination of his employment. Mr. Hughes did not have an employment agreement with the Company and he did not receive any payments or benefits in connection with the termination of his employment.

PAY RATIO DISCLOSURE

Pursuant to Instructions 7 and 8 to Regulation S-K Item 402(u), because the Company ceased to be a smaller reporting company and emerging growth company as of December 31, 2021, the Company is not required to provide pay ratio disclosure until after its 2022 fiscal year.

AUDIT COMMITTEE REPORT

The following statement made by our Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate such statement by reference.

The Board has determined that each Audit Committee member has the requisite independence and other qualifications for audit committee membership under SEC rules, the listing standards of Nasdaq, our Audit Committee Charter, and the independence standards set forth in our Corporate Governance Guidelines. The Board has also determined that Lisa Picard qualifies as an “audit committee financial expert” as defined under Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

As more fully described below, in carrying out its responsibilities, the Audit Committee looks to management and View’s independent registered public accounting firm. The Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee operates under a written charter that is reviewed annually and is available at investors.view.com/investor-relations.

Our primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing View’s financial reporting, audit processes, internal control over financial reporting, and disclosure controls. Management is responsible for the Company’s consolidated financial statements and the financial reporting process, including internal control over financial reporting. We also monitor the preparation by management of the Company’s quarterly and annual consolidated financial statements. PricewaterhouseCoopers LLP (“PwC”), View’s independent registered public accounting firm, is accountable to us and is responsible for expressing an opinion as to whether the consolidated financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of View in conformity with U.S. generally accepted accounting principles. PwC is also responsible for auditing and reporting on internal control over financial reporting. We are solely responsible for selecting and reviewing the performance of View’s independent registered public accounting firm and, if we deem appropriate in our sole discretion (subject, if applicable, to shareholder ratification), terminating and replacing the independent registered public accounting firm. We also are responsible for reviewing and approving the terms of the annual engagement of View’s independent registered public accounting firm, including the scope of audit and non-audit services to be provided by the independent registered public accounting firm and the fees to be paid for such services, and discussing with the independent registered public accounting firm any relationships or services that may impact the objectivity and independence of the independent registered public accounting firm.

In fulfilling our oversight role, we met and held discussions, both together and separately, with the Company’s management and PwC. Management advised us that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and we reviewed and discussed the audited and unaudited (as applicable) consolidated financial statements and key accounting and reporting issues with management and PwC, both together and separately, in advance of the public release of operating results and filing of annual or quarterly reports with the SEC. We discussed significant matters with PwC, including those matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the rules of the SEC, and reviewed a letter from PwC disclosing such matters.

PwC also provided us with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and we discussed with PwC matters relating to their independence and considered whether their provision of certain non-audit services is compatible with maintaining their independence. In the written communications, PwC confirmed its independence, and we determined that PwC’s provision of non-audit services to View is compatible with maintaining their independence. We also reviewed a report by PwC describing the firm’s internal quality-control procedures and any material issues raised in the most recent internal quality‑control review or external peer review or inspection performed by the PCAOB.

Based on our review with management and PwC of View’s audited consolidated financial statements and PwC’s report on such consolidated financial statements, and based on the discussions and written disclosures described above and our business judgment, we recommended to the Board that the audited consolidated financial statements be included in View’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.

Audit Committee:

Nigel Gormly, Chair
Julie Larson-Green
Lisa Picard

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board has nominated each of the following six individuals to stand for election for a term expiring at the 2023 Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until their earlier death, resignation or removal: Rao Mulpuri, Toby Cosgrove, Nigel Gormly, Julie Larson-Green, Lisa Picard and Scott Rechler. Each of the nominees is willing and able to serve as a director of View. See “Board of Directors and Corporate Governance—Directors” for information regarding each of the director nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

Recommendation of the Board

The Board recommends that you vote “FOR” the election of each of the persons nominated by the Board.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm. To fulfill this responsibility, the committee engages in a comprehensive annual evaluation of the independent registered public accounting firm’s qualifications, performance and independence, and considers whether the independent registered public accounting firm should be rotated and the advisability and potential impact of selecting a different independent registered public accounting firm.

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2022. PwC has served in this capacity since 2007. In accordance with SEC rules and PwC policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide audit services to our Company. For the lead audit engagement partner and the engagement quality control reviewing partner, the maximum number of consecutive years of service in that capacity is 5 years. In selecting the Company’s lead audit engagement partner pursuant to this rotation policy, management interviews candidates proposed by PwC and recommends the final candidate to the Audit Committee. The Chair of the Audit Committee and, to the extent possible, all other members of the Audit Committee meet with the final candidate for the role, and the full committee holds a discussion in executive session and with management regarding the final candidate and his or her qualifications.

The Audit Committee and the Board believe that the continued retention of PwC as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of PwC as our independent registered public accounting firm for 2022. Although not required by our organizational documents or applicable law, our Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm, and we believe doing so is consistent with good corporate governance. If the selection of PwC as our independent registered public accounting firm is not ratified by our stockholders, the Audit Committee will re-evaluate its selection, taking into consideration the stockholder vote on the ratification. However, the Audit Committee is solely responsible for selecting and terminating our independent registered public accounting firm and may do so at any time at its discretion. A representative of PwC is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative also will be afforded an opportunity to make a statement, if he or she desires to do so.

Auditor Fees and Services

The Audit Committee is responsible for the compensation of the Company’s independent registered public accounting firm and oversees the audit fee negotiations associated with the Company’s retention of PwC. The following table shows the fees for audit and other services provided by PwC for fiscal years 2020 and 2021:

Fees	2021	2020
Audit Fees	$10,357,000	$3,260,000
Audit-Related fees	249,415	—
Tax Fees	—	—
All Other Fees	5,050	3,300
Total	$10,611,465	$3,263,300

Audit Fees. This category includes fees billed for professional services rendered by PwC for the audit of our consolidated financial statements, audit of our internal control over financial reporting, review of the consolidated financial statements included in our Quarterly Reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with acquisitions, new accounting or audit standards, and statutory or regulatory filings or engagements, including comfort letters and consents issued in connection with SEC filings.

Audit-Related Fees. This category includes the aggregate fees billed for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our consolidated financial statements. No audit-related fees were billed by PwC in 2020.

Tax Fees. No tax fees were billed by PwC in 2020 or 2021.

All Other Fees. This category includes the aggregate fees billed for any other products and services provided by the independent registered public accounting firm.

Pre-Approval Policy

The charter for our Audit Committee states that the Audit Committee shall review and approve the independent auditor’s annual engagement letter, including the proposed fees contained therein, as well as all audit and permitted non-audit engagements and relationships between the Company and the independent auditor (which approval should be made after receiving input from the Company’s management, if desired). Approval of audit and permitted non-audited services will also be made by the Audit Committee. The Audit Committee may also delegate pre-approval authority to one or more of its members, who shall report any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

Since the completion of the Company’s initial business combination, all PwC services and fees have been pre-approved by the Audit Committee. Prior to the Company’s initial business combination, all of the services listed in the table above provided to the Company were approved by the Company in accordance with its policies and practices then in effect.

Recommendation of the Board

The Board recommends that you vote “FOR” the ratification of the selection of PwC as our independent registered public accounting firm for the year ending December 31, 2022.

PROPOSAL 3: NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF THE NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to indicate, at least once every six years, how frequently we should seek a non-binding vote on the compensation of our named executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules as we have in Proposal No. 4 of this proxy statement. By voting on this proposal, stockholders may indicate whether they would prefer a non-binding vote on named executive officer compensation once every one, two, or three years.

After careful consideration, our Board has determined that a non-binding vote on executive compensation that occurs annually is the most appropriate alternative for the Company, and therefore recommends that you vote for a one-year interval for non-binding votes on executive compensation.

In formulating its recommendation, our Board considered that since compensation decisions are made annually, an annual advisory vote on executive compensation will allow stockholders to provide more frequent and direct input on our compensation philosophy, policies and practices. An annual approach provides regular input by stockholders, while allowing time to evaluate the effects of our compensation program on performance over a longer period. However, we understand that our stockholders may have different views as to what is the best approach for the Company, and we look forward to hearing from our stockholders on this proposal.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one year, two years, or three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, this vote is advisory and is not binding on the Company, the Compensation Committee or our Board. The Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

Vote Required

The approval of the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers will be considered the advisory vote of our stockholders. You may vote to hold such advisory votes every ONE YEAR, TWO YEARS or THREE YEARS, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only in accordance with applicable laws, it will not be binding on us, our Compensation Committee or our Board. However, we value our stockholders’ input and will take the vote into consideration when determining the frequency of the advisory vote.

Recommendation of the Board

The Board recommends that you vote “ONE YEAR” as the frequency of future stockholder votes, on a non-binding advisory basis, on the compensation of the Company’s named executive officers.

PROPOSAL 4: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Schedule 14A of the Exchange Act, we are asking our stockholders to vote to approve, on a non-binding advisory basis, the compensation of our “named executive officers” as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement, as a whole.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. The Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any additional actions are necessary.

2021 Executive Compensation Program

Our Board believes that the detailed information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.

Proposed Resolution

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the 2022 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

Vote Required

The approval, on a non-binding advisory basis, of the compensation of our named executive officers requires an affirmative vote of a majority of the voting power of the shares present in person (including virtually) or represented by proxy at the Annual Meeting and entitled to vote thereon to be approved. You may vote FOR or AGAINST this proposal, or you may indicate that you wish to ABSTAIN from voting on this proposal. Abstentions will be counted for purposes of determining the presence or absence of a quorum and will also count as votes against this proposal, i.e., will have the same effect as a vote AGAINST this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because this vote is advisory only, it will not be binding on us, our Compensation Committee or our Board. However, we value our stockholders’ input and will take the vote into consideration when evaluating executive compensation decisions.

Recommendation of the Board

The Board recommends that you vote “FOR” the approval of the named executive officer compensation pursuant to a non-binding advisory vote.

OTHER MATTERS

We are not aware of any other matters that will be properly brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, Mr. Krause and Dr. Mulpuri will vote as recommended by our Board or, if no recommendation is given, in accordance with their judgment. Mr. Krause and Dr. Mulpuri were designated to be your proxies by our Board.

HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT

The SEC permits companies and intermediaries, such as a brokerage firm or a bank, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering only one Notice or set of proxy materials to that address. This process, which is commonly referred to as “householding,” can effectively reduce our printing and postage costs. This delivery method will not be used if we receive contrary instructions from one or more of the stockholders sharing a mailing address. If your household has received only one copy, we will promptly deliver a separate copy of the Proxy Statement to any stockholder who sends a written request to our Chief Legal Officer at 195 South Milpitas Blvd., Milpitas, California, 95035. If you own shares of common stock through a bank, broker or other nominee and receive more than one Proxy Statement, contact the holder of record to eliminate duplicate mailings.

If you would like to receive a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, or this proxy statement, please contact our Chief Legal Officer by mail at View, Inc., 195 South Milpitas Blvd., Milpitas, California, 95035, or by telephone at (408) 263-9200, and we will send a copy to you without charge. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for the purpose of the Annual Meeting, you should follow the instructions included in this Proxy Statement.

ATTENDING THE 2022 ANNUAL MEETING OF STOCKHOLDERS OF VIEW, INC.

The 2022 Annual Meeting of Stockholders of View, Inc. will be held in a virtual format only, on Thursday, December 15, 2022, at 9:00 a.m., Pacific Time. You are entitled to attend the virtual Annual Meeting only if you were a View stockholder as of the record date or you hold a valid proxy for the Annual Meeting.

We have designed the format of the Annual Meeting to ensure that stockholders are afforded the same rights and opportunities to participate as they would at an in-person meeting. To attend, vote, and submit questions at the Annual Meeting, please log in to www.virtualshareholdermeeting.com/VIEW2022 using the control number on your proxy card, voting instruction form, or this Proxy Statement. Online access to the Annual Meeting will begin approximately 15 minutes prior to the start of the Annual Meeting. As part of the Annual Meeting, we will hold a live Q&A session during which we intend to answer questions submitted during the Annual Meeting that are pertinent to the Company and meeting matters, as time permits. We will offer live technical support for all stockholders attending the Annual Meeting. If there are any technical issues in convening or hosting the meeting, we will promptly post information to our Investor Relations website, investors.view.com/investor-relations, including information on when the meeting will be reconvened.

We encourage you to vote your proxy via the Internet, by telephone, or by mail prior to the Annual Meeting, even if you plan to attend the virtual Annual Meeting. A list of stockholders of record entitled to vote at the Annual Meeting will be available to stockholders at least 10 days prior to our Annual Meeting at our principal executive offices located at 195 South Milpitas Blvd., Milpitas, California, 95035 during normal business hours, and at the Annual Meeting. It will also be accessible during the Annual Meeting by visiting the meeting website and entering the control number referenced above. Additional information regarding the rules and procedures for participating in the Annual Meeting will be provided in our meeting rules of conduct, which stockholders can view during the Annual Meeting at the meeting website.

ANNEX B - RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

“Adjusted EBITDA”, a non-GAAP financial measure, is defined as loss from before benefit of income taxes and before the impact of non-cash stock-based Compensation plus interest and other expense, net and depreciation and amortization expense. Adjusted EBITDA may be adjusted, in the Compensation Committee’s discretion, for any impact of acquisitions, divestitures, and/or the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results. Below is a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, loss before benefit for income taxes:

Fiscal year ended December 31, 2021
Loss before benefit of income taxes	$(343,370)
Non-cash stock-based compensation expense	73,620
Interest and other income, net	(2,028)
Depreciation and amortization expense	41,757
Adjusted EBITDA	$(230,021)

ANNEX B – FORM OF PROXY CARD

VIEW, INC.
195 S. MILPITAS BLVD.
MILPITAS, CA 95035

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 12/14/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the meeting - Go to - **www.virtualshareholdermeeting.com/VIEW2022**
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 12/14/2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR each of the following nominees:

1. Election of Directors

Nominees	**For**	**Against**	**Abstain**
1a. Toby Cosgrove	☐	☐	☐
1b. Nigel Gormly	☐	☐	☐
1c. Julie Larson-Green	☐	☐	☐
1d. Rao Mulpuri	☐	☐	☐
1e. Lisa Picard	☐	☐	☐
1f. Scott Rechler	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	**Against**	**Abstain**
2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	**2 years**	**3 years**	**Abstain**
3. Non-binding advisory vote on the frequency of the non-binding advisory vote on executive compensation.	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	**Against**	**Abstain**
4. Non-binding advisory vote on executive compensation.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000583712_1 R1.0.0.3

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com

VIEW, INC.
2022 Annual Meeting of Stockholders
December 15, 2022, 9:00 AM PT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dr. Rao Mulpuri and Bill Krause, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of VIEW, INC. that the stockholder(s) are entitled to vote at the 2022 Annual Meeting of Stockholders to be held at 9:00 AM, Pacific Time, on December 15, 2022, virtually at: www.virtualshareholdermeeting.com/VIEW2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000583712_2 R1.0.0.3